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As filed with the Securities and Exchange Commission on July 26, 2002

Registration No. 333-49858

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 4
to
FORM S-1
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABGENIX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	94-3248826
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6701 Kaiser Drive
Fremont, CA 94555
(510) 284-6500
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

Raymond M. Withy, Ph.D.
President and Chief Executive Officer
Abgenix, Inc.
6701 Kaiser Drive
Fremont, CA 94555
(510) 284-6500

Susan L. Thorner, Esq.
Vice President, General Counsel and Secretary
Abgenix, Inc.
6701 Kaiser Drive
Fremont, CA 94555
(510) 284-6500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
William H. Hinman, Esq.
Simpson Thacher & Bartlett
3330 Hillview Avenue
Palo Alto, CA 94304
(650) 251-5000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Post-Effective Amendment No. 4 to Form S-1 is being filed on Form S-3 to convert the Registration Statement on Form S-1 (Registration No. 333-49858) into a Registration Statement on Form S-3.

622,500 Shares
Common Stock

        The holders of our common stock identified as selling shareholders in this prospectus may offer and sell from time to time up to 622,500 shares of our common stock by using this prospectus.

        We will not receive any of the proceeds from the sales of the shares.

        Our common stock is traded on the Nasdaq National Market under the ticker symbol "ABGX." On July 25, 2002, the closing sale price of our common stock, as reported by Nasdaq, was $8.07 per share.

        An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1 of this prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 26, 2002.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

TABLE OF CONTENTS

ABGENIX SUMMARY	1
RISK FACTORS	1
TRADEMARKS	18
FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	19
PRICE RANGE OF COMMON STOCK	20
DIVIDEND POLICY	20
SELECTED CONSOLIDATED FINANCIAL DATA	21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22
BUSINESS	40
DESCRIPTION OF CAPITAL STOCK	70
SHARES ELIGIBLE FOR FUTURE SALE	74
SELLING SHAREHOLDERS	75
PLAN OF DISTRIBUTION	76
WHERE YOU CAN FIND MORE INFORMATION	77
INCORPORATION BY REFERENCE	77
LEGAL MATTERS	78
EXPERTS	78

ABGENIX SUMMARY

        We were incorporated on June 24, 1996, and on July 15, 1996, were organized pursuant to a stock purchase and transfer agreement with Cell Genesys, Inc. In 1989, Cell Genesys started our business and operations and conducted our business and operations within its organization as a separate company. In 1991, Cell Genesys and JT Immunotech USA, Inc., the predecessor company to JT America Inc. and a medical subsidiary of Japan Tobacco, formed Xenotech L.P., an equally owned joint venture managed by an equally owned corporation, Xenotech, Inc., to develop genetically modified strains of mice known as XenoMouse® animals, which are mice that can produce fully human monoclonal antibodies, or antibodies that are produced by a colony of identical cells and are identical in their structure and functional characteristics, and to commercialize antibody therapeutic products generated from these mice. We refer to this joint venture, limited partnership and corporation collectively as Xenotech. At the time of our organization, Cell Genesys assigned to us substantially all of its rights in Xenotech. On December 31, 1999, we became the sole owner of Xenotech by buying JT America's interest in Xenotech. As used in this prospectus, Japan Tobacco refers to either or both of Japan Tobacco or its wholly-owned subsidiary, JT America. Our principal executive offices are located at 6701 Kaiser Drive, Fremont, California 94555, and our telephone number is (510) 284-6500.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below before purchasing our common stock. The actual occurrence of any of the following risks could materially harm our business, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to our Finances

We are an early stage company without commercial therapeutic products, and we cannot assure you that we will develop sufficient revenues in the future to sustain our business.

        You must evaluate us in light of the uncertainties and complexities present in an early stage biopharmaceutical company. Our product candidates are in early stages of development. We will require significant additional investment in research and development, preclinical testing and clinical trials, and regulatory and sales and marketing activities, to commercialize current and future product candidates. Our product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

We have a history of losses and we expect to continue to incur losses for the foreseeable future.

        We have incurred net losses in each of the last five years of operation, including net losses of $35.9 million in 1997, $16.8 million in 1998, $20.5 million in 1999, $8.8 million in 2000, $60.9 million in 2001 and $136.2 million in the six months ended June 30, 2002. As of June 30, 2002, our accumulated deficit was $295.6 million. Our losses to date have resulted principally from:

  •
  research and development costs relating to the development of our XenoMouse technology and antibody product candidates;

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  costs associated with certain agreements with Japan Tobacco and certain 1997 settlement and cross-licensing agreements with GenPharm International, Inc.;

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  in-process research and development costs and amortization of intangible assets associated with our acquisitions of Abgenix Biopharma Inc. (formerly known as ImmGenics Pharmaceuticals, Inc.), IntraImmune Therapies, Inc. and Xenotech;

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  general and administrative costs relating to our operations; and

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  impairment charges related to our strategic investments in the common stock of CuraGen Corporation, ImmunoGen, Inc. and MDS Proteomics Inc.

        We expect to incur additional losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting preclinical development and clinical trials, and charges related to purchases of technology or other assets. We intend to invest significantly in our products prior to entering into licensing agreements. This will increase our need for capital and will result in losses for at least the next several years. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of licensing and contractual agreements, and the initiation, success or failure of clinical trials.

We are currently unprofitable and may never be profitable, and our future revenues could fluctuate significantly.

        Prior to June 1996, Cell Genesys owned our business and operated it as a separate business unit. Since that time, we have funded our research and development activities primarily from private placements and public offerings of our securities and from revenues generated by our licensing and contractual agreements.

        We expect that substantially all of our revenues for the foreseeable future will result from payments under licensing and other contractual arrangements and from interest income. To date, payments under licensing and other agreements have been in the form of option fees, reimbursement for research and development expenses, license fees and milestone payments. Payments under our existing and any future customer agreements will be subject to significant fluctuation in both timing and amount. Our revenues may not be indicative of our future performance or of our ability to continue to achieve such milestones. Our revenues and results of operations for any period may also not be comparable to the revenues or results of operations for any other period. We may not be able to:

  •
  enter into further licensing and other agreements;

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  successfully complete preclinical development or clinical trials;

  •
  obtain required regulatory approvals;

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  successfully develop, manufacture and market product candidates; or

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  generate additional revenues or profitability.

        Our failure to achieve any of the above goals would materially harm our business, financial condition and results of operations.

We may require additional financing, and an inability to raise the necessary capital or to do so on acceptable terms would threaten the continued success of our business.

        We will continue to expend substantial resources for the expansion of research and development, including costs associated with conducting preclinical development and clinical trials. In the six months ended June 30, 2002, we spent $67.9 million on research and development and in the years ended December 31, 2001, 2000 and 1999, we spent $96.2 million, $50.1 million and $21.1 million, respectively, on research and development. Regulatory and business factors will require us to expend substantial funds in the course of completing required additional development, preclinical testing and clinical trials of, and regulatory approvals for, product candidates. The amounts of the expenditures that will be necessary to execute our business plan are subject to numerous uncertainties, which may adversely affect our liquidity and capital resources. Our future liquidity and capital requirements will depend on many factors, including:

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  the scope and results of preclinical development and clinical trials;

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  the retention of existing and establishment of further co-development, licensing and other agreements, if any;

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  continued scientific progress in our research and development programs;

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  the size and complexity of these programs;

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  the cost of establishing manufacturing capabilities and conducting commercialization activities and arrangements;

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  the time and expense involved in seeking regulatory approvals;

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  competing technological and market developments;

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  the time and expense of filing and prosecuting patent applications and enforcing, and defending against, patent claims;

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  our investment in, or acquisition of, other companies;

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  the amount of product or technology in-licensing in which we engage; and

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  other factors not within our control.

        We believe that our current cash balances, cash equivalents, marketable securities, and the cash generated from our licensing and other contractual arrangements will be sufficient to meet our operating and capital requirements for at least one year. However, because of the uncertainties in our business, including the uncertainties listed above, we cannot assure you that this will be the case. In addition, we may choose to obtain additional financing from time to time. We may choose to raise additional funds through public or private financing, licensing and other agreements or arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our shareholders, and debt financing, if available, may subject us to restrictive covenants. We may also choose to obtain funding through licensing and other contractual arrangements. Such agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed would harm our business, financial condition and results of operations.

Our strategic investments expose us to equity price risk and our investments in those companies may be deemed impaired, which would affect our results of operations.

        We are exposed to equity price risk on our strategic investments in CuraGen, ImmunoGen and MDS Proteomics, and we may elect to make additional similar investments in the future. As of March 31, 2002, we had a cost basis of $36.6 million in CuraGen common stock which reflected the public trading price on that date of $16.06 per share. We also had a cost basis on March 31, 2002, of $8.7 million of ImmunoGen common stock which reflected the public trading price on March 31, 2002, of $11.07 per share. We typically do not attempt to reduce or eliminate our market exposure on these types of investments. Under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the CuraGen and ImmunoGen investments are designated as available-for-sale and are reported at fair value on our balance sheet. Unrealized holding gains and losses on available-for-sale securities generally are excluded from earnings and reported as a component of stockholders' equity. However, if a decline in the fair value of available-for-sale securities is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included in earnings as an impairment charge. Under our accounting policy, marketable equity securities are presumed to be impaired if their fair value is less than their cost basis for more than six months, absent compelling evidence to the contrary. At March 31, 2002, our investments in CuraGen and ImmunoGen common stock had traded below their original cost basis for more than six months. Accordingly, we recorded an impairment charge in the first quarter of 2002 of $34.7 million in our results of operations, and the cost basis of these investments was revised to reflect the public trading prices on March 31, 2002. The amount of the charge was based on the difference between the market price of the securities, as of March 31, 2002, and our original cost basis. As of June 30, 2002, the public trading prices for the common stock of CuraGen and ImmunoGen were $5.63 and $2.69 per share, respectively. Accordingly, we announced on July 23, 2002 that we will record an additional impairment charge relating to these securities of $30.4 million in our results of operations for the three months ended June 30, 2002. The amount of this charge is based on the difference between the market price of these securities, as of June 30, 2002, and our cost basis as of March 31, 2002. We purchased $15 million of CuraGen common stock in December 1999 at price of $17.90 per share and $50 million of CuraGen common stock in November 2000 at a price of $34.69 per share. We purchased $15 million of ImmunoGen common stock in September 2000 at a price of $19.00 per share. The public trading prices of the shares of both companies have fluctuated significantly since we purchased them and could continue to do so. If the public trading prices of these shares continue to trade below their new cost bases in future periods, we may incur additional impairment charges relating to these investments. The amounts of these charges, if any, will equal our unrealized loss on these securities as of the end of the relevant periods.

        In addition, we invested $15.0 million in the common stock of MDS Proteomics, a private company, in connection with our collaboration with that company. On July 23, 2002, we announced that we will record an impairment charge of $7.1 million on this investment for the three months ended June 30, 2002. If we deem our investment in MDS Proteomics further impaired at the end of any future period, we may incur an additional impairment charge on this investment.

Risks Related to the Development and Commercialization of our Products

        Our XenoMouse and XenoMax™ technologies may not produce safe, efficacious or commercially viable products, which will be critical to our ability to generate revenues from our products.

        Our XenoMouse and XenoMax technologies are new approaches to developing antibodies as products for the treatment of diseases and medical disorders, which we refer to throughout this prospectus as antibody therapeutic products. We have not commercialized any antibody therapeutic products based on our technologies. Moreover, we are not aware of any commercialized, fully human antibody therapeutic products that have been generated from any technologies similar to ours. Our antibody therapeutic product candidates are still at an early stage of development. We have initiated clinical trials with respect to three proprietary fully human antibody therapeutic product candidates, and our collaborators have initiated clinical trials with respect to two other antibody therapeutic products containing fully human protein sequences, which we refer to in this prospectus as fully human antibody therapeutic product candidates, generated by XenoMouse technology. We cannot be certain that either XenoMouse technology or XenoMax technology will generate antibodies against every antigen to which they are exposed in an efficient and timely manner, if at all. Furthermore, XenoMouse technology and XenoMax technology may not result in any meaningful benefits to our current or potential customers or in product candidates that are safe and efficacious for patients. Our failure to generate antibody therapeutic product candidates that lead to the successful commercialization of products would materially harm our business, financial condition and results of operations.

If we do not successfully develop our products, or if they do not achieve commercial success, our business will be materially harmed.

        Our development of current and future product candidates, either alone or in conjunction with collaborators, is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

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  delays in product development, clinical testing or manufacturing;
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  unplanned expenditures in product development, clinical testing or manufacturing;
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  failure in clinical trials or failure to receive regulatory approvals;
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  emergence of superior or equivalent product development technologies or products;
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  inability to manufacture on our own, or through others, product candidates on a commercial scale;
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  inability to market products due to third-party proprietary rights;
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  election by our customers not to pursue product development;
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  failure by our customers to develop products successfully; and
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  failure to achieve market acceptance.

        Because of these risks, our research and development efforts and those of our customers and collaborators may not result in any commercially viable products. Our failure to successfully complete a significant portion of these development efforts, to obtain required regulatory approvals or to achieve commercial success with any approved products would materially harm our business, financial condition and results of operations.

        In addition, our recent decision to terminate or wind down our clinical programs for developing ABX-IL8 has reduced the diversity of our product portfolio. We hope to be able to make up for this loss of diversity through the number of potential new product candidates we have in preclinical development. However, to the extent that we are unable to maintain a broad and diverse range of product candidates, our success would depend more heavily on one or a few product candidates.

Before we commercialize and sell any of our product candidates, we must conduct clinical trials, which are expensive and have uncertain outcomes.

        Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through pre-clinical testing and clinical trials that our product candidates are safe and effective for use in humans. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, preclinical testing and clinical trials.

        Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of product development.

        Four of our proprietary product candidates, ABX-CBL, ABX-IL8, ABX-EGF and ABX-MA1, are in clinical trials. Patient follow-up for these clinical trials has been limited because these trials have been ongoing for a relatively short period of time. To date, data obtained from these clinical trials have been insufficient to demonstrate safety and efficacy under applicable Food and Drug Administration, or FDA, guidelines. As a result, these data will not support an application for regulatory approval without further clinical trials. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. However, regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

        In addition, we have ongoing research projects that may lead to product candidates, but we have not submitted investigational new drug applications nor begun clinical trials for these projects. Our preclinical or clinical development efforts may not be successfully completed, we may not file further investigational new drug applications and clinical trials may not commence as planned.

        Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. However, we estimate that clinical trials of the type we generally conduct are completed over the following timelines:

Clinical Phase	Estimated Completion Period
Phase I	1 Year
Phase II	1-2 Years
Phase III	2-4 Years

        Many factors may delay our commencement and rate of completion of clinical trials, including:

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  the number of patients that ultimately participate in the trial;
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  the duration of patient follow-up that seems appropriate in view of the results;
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  the number of clinical sites included in the trials; and
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  the length of time required to enroll suitable patient subjects.

        We have limited experience in conducting and managing clinical trials. We rely on third parties, including our customers, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failure to complete, these trials if the third parties fail to perform under our agreements with them.

        Our product candidates may fail to demonstrate safety or efficacy in clinical trials. For example, in January 2002 and May 2002, respectively, we announced that clinical trials of our proprietary product candidate ABX-IL8 as treatment for rheumatoid arthritis and psoriasis did not support further clinical studies of that product candidate. These and other potential failures may delay development of other product candidates. As a result of these failures, we may also be unable to obtain additional financing. In addition, failures in our clinical trials can lead to additional research and development charges. For example, our recent decision to wind down our clinical trials for ABX-IL8 led us to announce that we will record a charge of $6.7 million relating to clinical supplies that we had previously capitalized. Any delays in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

We currently rely on sole source third-party manufacturers, and we may have difficulty conducting clinical trials of our product candidates if a manufacturer does not perform in accordance with our expectations.

        To date we have relied on a single contract manufacturer, Lonza Biologics (Lonza), to produce ABX-CBL, ABX-IL8 and ABX-EGF under good manufacturing practice regulations, for use in our clinical trials. We may also rely on other contract manufacturers from time to time to produce our product candidates for use in our clinical trials. For example, Fred Hutchinson Cancer Research Center produces ABX-MA1 for use in our clinical trials. While our Fremont manufacturing facility is expected to be operational by year-end 2002, thus creating additional capacity, which we will control, we cannot assure you that this facility will open when expected. In November 2000, we entered into a manufacturing supply agreement with Lonza, under which Lonza will make available exclusively to us, for a period of five years, a cell culture production suite, with associated purification capacity, within Lonza's facility. The agreement includes an option to extend the initial five-year term. The dedicated cell culture production suite is operational and became available to us in the third quarter of 2001. Although we have gained access through this agreement to production capacity and scheduling flexibility similar to owning the production capability, Lonza retains responsibility for, and control over, staffing and operating the facility. In July 2001, we entered into an agreement granting us an option to negotiate an additional manufacturing supply agreement that would have provided us with additional capacity. In July 2002, after evaluation of our revised capacity needs, we notified Lonza that we have decided not to continue these negotiations.

        Lonza has a limited number of facilities in which it can produce our product candidates and has limited experience in manufacturing them in quantities sufficient for conducting clinical trials or for commercialization. We currently rely on Lonza to produce our product candidates under good manufacturing practice regulations that meet acceptable standards for our clinical trials.

        Third-party manufacturers may encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA and other applicable regulations, production costs, and development of advanced manufacturing techniques and process controls. Our third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. The failure of our third-party manufacturers to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and our failure to find replacement manufacturers or develop our own manufacturing capabilities, would materially harm our business, financial condition and results of operations.

Our own ability to manufacture is uncertain, which may make it more difficult for us to develop and sell our products.

        We are building our own manufacturing facility for the manufacture of products for clinical trials and to support the potential early commercial launch of a limited number of product candidates, in each case, in compliance with FDA and European good manufacturing practices. In May 2000, we signed a long-term lease for a building to contain this manufacturing facility. Construction has started and we expect this facility to be operational by year-end 2002. The costs of the facility, including design fees, permits, validation, leasehold improvements and equipment, will approximate $140 million. Construction of this facility may take longer than expected, and the planned and actual construction costs of building and qualifying the facility for regulatory compliance may be higher than expected. In addition, if the commercial launch of one or more of our product candidates proves successful, we will likely need to use one or more third-party facilities to produce these products in sufficient quantities. The process of manufacturing antibody therapeutic products is complex. We have no experience in the clinical or commercial scale manufacturing of our existing product candidates, or any other antibody therapeutic products. Also, we will need to manufacture such antibody therapeutic products in a facility and by a process that comply with FDA, European and other regulations. It may take a substantial period of time to begin producing antibodies in compliance with such regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. Our inability to establish and maintain a manufacturing facility within our planned time and cost parameters could materially harm the development and sales of our products and our financial performance.

        We also may encounter problems with the following:

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  production yields;

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  quality control and assurance;

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  shortages of qualified personnel;

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  on-going compliance with FDA regulations;

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  production costs; and

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  development of advanced manufacturing techniques and process controls.

        We continually evaluate our options for commercial production of our antibody therapeutic products, which include use of third-party manufacturers, establishing our own commercial scale manufacturing facility or entering into a manufacturing joint venture relationship with a third party. We are aware of only a limited number of companies on a worldwide basis that operate manufacturing facilities in which our product candidates can be manufactured under good manufacturing practice regulations, a requirement for all pharmaceutical products. It would take a substantial period of time for a contract manufacturing facility that has not been producing antibodies to begin producing antibodies under good manufacturing practice regulations. We may not be able to contract with any of these companies on acceptable terms, if at all.

        In addition, the FDA and other regulatory authorities will require us to register any manufacturing facilities in which our antibody therapeutic products are manufactured. The FDA and other regulatory authorities will then subject the facilities to inspections confirming compliance with FDA good manufacturing practice or other regulations. Our failure or the failure of our third-party manufacturers to maintain regulatory compliance would materially harm our business, financial condition and results of operations.

The successful growth of our business depends to a large extent on our ability to find third-party collaborators to develop and commercialize many of our product candidates.

        Our strategy for the development and commercialization of antibody therapeutic products depends, in large part, upon the formation of collaboration agreements with third parties. Potential third parties include pharmaceutical and biotechnology companies, technology companies, academic institutions and other entities. We must enter into these agreements to successfully develop and commercialize product candidates. These agreements are necessary in order for us to:

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  access proprietary antigens for which we can generate fully human antibody products;

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  fund our research and development activities;

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  fund pre-clinical development, clinical trials and manufacturing;

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  seek and obtain regulatory approvals; and

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  successfully commercialize existing and future product candidates.

        Our ability to continue our current collaborations and to enter into additional third party collaborations is dependent in large part on our ability to successfully demonstrate that our XenoMouse technology is an attractive method of developing fully human antibody therapeutic products. We have generated only a limited number of fully human antibody therapeutic product candidates pursuant to our collaboration agreements and only five fully human antibody therapeutic product candidates generated with XenoMouse technology have entered clinical testing. We announced in May 2002 that one of these product candidates has not met our expectations. In addition, our current expectations of the number of INDs to be filed by our collaborators is somewhat lower than our previous estimates. Our failure to maintain our existing collaboration agreements or to enter into additional agreements could materially harm our business, financial condition and results of operations.

        Our dependence on licensing, collaboration and other agreements with third parties subjects us to a number of risks. These agreements may not be on terms that prove favorable to us, and we typically afford our collaborators significant discretion in electing whether to pursue any of the planned activities. Licensing and other contractual agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. We cannot control the amount or timing of resources our collaborators may devote to the product candidates, and collaborators may not perform their obligations as expected. Additionally, business combinations or significant changes in a collaborator's business strategy may adversely affect a collaborator's willingness or ability to complete its obligations under the arrangement. Even if we fulfill our obligations under an agreement, typically our collaborators can terminate the agreement at any time following proper written notice. The termination or breach of agreements by our collaborators, or the failure of our collaborators to complete their obligations in a timely manner, could materially harm our business, financial condition and results of operations. If we are not able to establish further collaboration agreements or any or all of our existing agreements are terminated, we may be required to seek new collaborators or to undertake product development and commercialization at our own expense. Such an undertaking may:

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  limit the number of product candidates that we will be able to develop and commercialize;

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  reduce the likelihood of successful product introduction;

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  significantly increase our capital requirements; and

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  place additional strain on our management's time.

        Existing or future collaborators may pursue alternative technologies, including those of our competitors. These types of transactions could have the effect of making a collaboration with us less attractive to them for a number of reasons. For example, if an existing collaborator purchases a company that is one of our competitors, that company could be less willing to continue its collaboration with us. In addition, a company that has a strategy of purchasing companies with attractive technologies might have less incentive to enter into a collaboration agreement with us. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborator. Lengthy negotiations with potential new collaborators or disagreements between us and our collaborators may lead to delays in or termination of the research, development or commercialization of product candidates or result in time-consuming and expensive litigation or arbitration. The decision by our collaborators to pursue alternative technologies or the failure of our collaborators to develop or commercialize successfully any product candidate to which they have obtained rights from us could materially harm our business, financial condition and results of operations.

We are subject to extensive government regulation, which will require us to spend significant amounts of money, and we may not be able to obtain regulatory approvals, which are required for us to conduct clinical testing and commercialize our products.

        Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If we market our products abroad, they will also be subject to extensive regulation by foreign governments. Neither the FDA nor any other regulatory agency has approved any of our product candidates for sale in the United States or any foreign market. The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish the product candidate's safety and efficacy. The approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Regulatory requirements are subject to frequent change. Delays in obtaining regulatory approvals may:

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  adversely affect the successful commercialization of any drugs that we or our customers develop;

  •
  impose costly procedures on us or our customers;

  •
  diminish any competitive advantages that we or our customers may attain; and

  •
  adversely affect our receipt of revenues or royalties.

        Certain material changes affecting an approved product such as manufacturing changes or additional labeling claims are subject to further FDA review and approval. The FDA may withdraw any required approvals after we obtain them. We may not maintain compliance with other regulatory requirements. Further, if we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we or our third-party manufacturers may be subject to sanctions, including:

  •
  delays;

  •
  warning letters;

  •
  fines;

  •
  product recalls or seizures;

  •
  injunctions;

  •
  refusal of the FDA to review pending market approval applications or supplements to approval applications;

  •
  total or partial suspension of production;

  •
  civil penalties;

  •
  withdrawals of previously approved marketing applications; and

  •
  criminal prosecutions.

        In many instances we expect to rely on our customers and co-developers to file investigational new drug applications and generally direct the regulatory approval process for products derived from our technologies. These customers and co-developers may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If they fail to obtain required governmental approvals, we will experience delays in or be precluded from marketing or realizing the commercial benefits from the marketing of products derived from our technologies. In addition, our failure to obtain the required approvals would preclude the commercial use of our products. Any such delays and limitations may materially harm our business, financial condition and results of operations.

        We and our third-party manufacturers also are required to comply with the applicable FDA current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA and the FDA must approve these facilities before we can use them in commercial manufacturing of our products. We or our third-party manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. The failure of us or our third-party manufacturers to comply with these requirements would materially harm our business, financial condition and results of operations.

If our products do not gain market acceptance among the medical community, our revenues would greatly decline.

        Our product candidates may not gain market acceptance among physicians, patients, third-party payors and the medical community. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy, and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

  •
  establishment and demonstration of clinical efficacy and safety;

  •
  cost-effectiveness of our product candidates;

  •
  their potential advantage over alternative treatment methods;

  •
  reimbursement policies of government and third-party payors; and

  •
  marketing and distribution support for our product candidates, including the efforts of our collaborators where they have marketing and distribution responsibilities.

        Physicians will not recommend therapies using our products until such time as clinical data or other factors demonstrate the safety and efficacy of such procedures as compared to conventional drug and other treatments. Even if we establish the clinical safety and efficacy of therapies using our antibody product candidates, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our antibody products is effective for certain indications. Antibody products, including our product candidates as they would be used for certain disease indications, are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept or utilize any product candidates that we or our customers develop. The failure of our products to achieve significant market acceptance would materially harm our business, financial condition and results of operations.

We do not have marketing and sales experience, which may require us to rely on others to market and sell our products and may make it more challenging for us to commercialize our product candidates.

        Although we have been marketing our XenoMouse technology to potential customers and collaborators for several years, we do not have marketing, sales or distribution experience or capability with respect to our therapeutic product candidates. We intend to enter into arrangements with third parties to market and sell most of our therapeutic product candidates when we commercialize them, which may be as early as 2004. We may not be able to enter into these marketing and sales arrangements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues, if any, will depend on the efforts of others. These efforts may not be successful. If we are unable to enter into third-party arrangements, then we will need to develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product candidate approved by the FDA. We may not successfully develop marketing and sales capabilities or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. Our failure to enter into successful marketing arrangements with third parties and our inability to conduct such activities ourselves would materially harm our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect these rights in the United States or abroad.

        Our success depends in part on our ability to:

  •
  obtain patents;

  •
  protect trade secrets;

  •
  operate without infringing the proprietary rights of others; and

  •
  prevent others from infringing our proprietary rights.

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. However, the patent position of biopharmaceutical companies involves complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patent applications will be approved or any resulting patents will be enforced. In addition, third parties may challenge, invalidate or circumvent any of our patents, once they are issued. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection for our technology or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information, and, in addition, the parties may breach such agreements. Also, our trade secrets may otherwise become known to, or be independently developed by, our competitors. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

We may face challenges from third parties regarding the validity of our patents and proprietary rights, or from third parties asserting that we are infringing on their patents or proprietary rights, which could result in litigation that would be costly to defend and could deprive us of valuable rights.

        Parties have conducted research for many years in the antibody and transgenic animal fields. The term "transgenic", when applied to an animal, such as a mouse, refers to an animal that has chromosomes into which human genes have been incorporated. This research has resulted in a substantial number of issued patents and an even larger number of pending patent applications. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may unintentionally infringe the patents or violate other proprietary rights of third parties. Such infringement or violation may prevent us and our customers from pursuing product development or commercialization. Such a result could materially harm our business, financial condition and results of operations.

        In March 1997, we entered into a cross-license and settlement agreement with GenPharm International, Inc. to avoid protracted litigation. Under the cross-license, we licensed on a non-exclusive basis certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, that produce fully human antibodies that are integral to our products and business. Our business, financial condition and results of operations could be materially harmed if any of the parties breaches the cross-license agreement.

        GlaxoSmithKline, plc, or Glaxo, has a family of patents relating to certain methods for generating monoclonal antibodies that Glaxo is asserting against Genentech, Inc. in litigation that was commenced in 1999. On May 4, 2001, Genentech announced that a jury had determined that Genentech had not infringed Glaxo's patents and that all of the patent claims asserted against Genentech are invalid. We understand that Glaxo has filed a notice of appeal with the Court of Appeals for the Federal Circuit. If any of the claims of these patents are finally determined in the litigation to be valid, and if we were to use manufacturing processes covered by the patents to make our products, we may then need to obtain a license should one be available. Should a license be denied or unavailable on commercially reasonable terms, we may have difficulties commercializing one or more of our products in any territories in which these claims were in force.

        Genentech, Johnson & Johnson, Glaxo and Transkaryotic Therapies, Inc. each owns or controls a U.S. patent that relates to recombinant cell lines or methods of generating recombinant cell lines for the production of antibodies. If we were to use a production system covered by any of these patents, we may then need to obtain a license should one be available. Our failure to obtain a license at all or on commercially reasonable terms could impede commercialization of one or more of our products in any territories in which these patent claims were in force.

        Genentech owns a U.S. patent that issued in June 1998 relating to inhibiting the growth of tumor cells that involves an antibody that binds to an epidermal growth factor receptor, or an anti-EGF receptor antibody, in combination with a cytotoxic factor, which is a substance having a toxic effect on cells. ImClone Systems, Inc. owns or is licensed under a U.S. patent that issued in April 2001, relating to inhibiting the growth of tumor cells that involves an anti-EGF receptor antibody in combination with an anti-neoplastic, or anti-tumor, agent. We do not believe based on our review that either the Genentech or ImClone patent would be successfully asserted against any planned commercial sales of ABX-EGF. We believe that currently all of our activities relating to anti-EGF receptor monoclonal antibodies are within the exemption provided by the U.S. patent laws for uses reasonably related to obtaining FDA approval of a drug. We do not expect the scope of our product development plans to change in the future prior to filing an application for a biologic license with the FDA. If a court determines that the claims of either the Genentech patent or the ImClone patent cover our activities with ABX-EGF and are valid, such a decision may require us to obtain a license to Genentech's or ImClone's patent, as the case may be, to label and sell ABX-EGF for certain combination therapies. Our failure to obtain a license, or to obtain a license on commercially reasonable terms, could impede our commercialization of ABX-EGF in the United States.

        In 2000, the Japanese Patent Office granted a patent to Kirin Beer Kabushiki Kaisha, one of our competitors, relating to non-human transgenic mammals. Kirin has filed corresponding patent applications in Europe and Australia. Kirin may also have filed a corresponding patent application in the United States. Our licensee, Japan Tobacco, has filed opposition proceedings against the Kirin patent. We cannot predict the outcome of those opposition proceedings, which may take years to be resolved.

        Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings, and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

  •
  enforce patents that we own or license;

  •
  protect trade secrets or know-how that we own or license; or

  •
  determine the enforceability, scope and validity of the proprietary rights of others.

        Our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses, may restrict or prevent us from manufacturing and selling our products, if any. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes could materially harm our business, financial condition and results of operations.

Risks Related to Our Industry

We face intense competition and rapid technological change, and if we fail to develop products that keep pace with new technologies and that gain market acceptance, our product candidates or technologies could become obsolete.

        The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody therapeutic product candidates or have successfully commercialized antibody therapeutic products. Many of these companies are addressing the same diseases and disease indications as we or our customers are. Also, we compete with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development and introduce new or modified technologies from time to time. These companies include GenPharm International, Inc., a wholly-owned subsidiary of Medarex, Inc.; Medarex's collaborator, Kirin Brewing Co., Ltd.; Genmab A/S; Cambridge Antibody Technology Group plc; Protein Design Labs, Inc.; MorphoSys AG; Xenerex Biosciences Inc., a subsidiary of Avanir Pharmaceuticals; and XLT Biopharmaceuticals Ltd.

        Some of our competitors have received regulatory approval of or are developing or testing product candidates that may compete directly with our product candidates. For example, SangStat Medical Corp., Novartis AG, Pharmacia Corporation and Roche market organ transplant rejection products that may compete with ABX-CBL, which is in clinical trials. In addition, MedImmune, Inc. has a potential antibody product candidate in clinical trials for graft versus host disease that may compete with ABX-CBL. We are also aware that ImClone Systems, Inc., AstraZeneca plc, GlaxoSmithKline and a collaboration of OSI Pharmaceuticals, Inc., Genentech, Inc. and Roche have potential antibody and small molecule product candidates in clinical development that may compete with ABX-EGF, which is also in clinical trials. Furthermore, we are aware that AstraZeneca has received licensing approval in Japan for its experimental cancer drug Iressa, which may compete with ABX-EGF.

        Many of these companies and institutions, either alone or together with their customers, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their customers, have significantly greater experience than we do in:

  •
  developing products;

  •
  undertaking pre-clinical testing and human clinical trials;

  •
  obtaining FDA and other regulatory approvals of products; and

  •
  manufacturing and marketing products.

        Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

  •
  other drug development technologies and methods of preventing or reducing the incidence of disease;

  •
  new small molecules; or

  •
  other classes of therapeutic agents.

        Developments by competitors may render our product candidates or technologies obsolete or non-competitive. We face and will continue to face intense competition from other companies for agreements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours.

We face uncertainty over reimbursement and healthcare reform, which, if determined adversely to us, could seriously hinder the market acceptance of our products.

        In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers and private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare, which could further limit reimbursement for pharmaceuticals. The failure of the government and third-party payors to provide adequate coverage and reimbursement rates for our product candidates could adversely affect the market acceptance of our products. The failure of our products to receive market acceptance would materially harm our business, financial condition and results of operations.

Other Risks Related to Our Company

We may experience difficulty in the integration of any future acquisition with the operations of our business.

        We may from time to time seek to expand our business through corporate acquisitions. Our acquisition of companies and businesses and expansion of operations, involve risks such as the following:

  •
  the potential inability to identify target companies best suited to our business plan;
  •
  the potential inability to successfully integrate acquired operations and businesses and to realize anticipated synergies, economies of scale or other expected value;
  •
  incurrence of expenses attendant to transactions that may or may not be consummated; and
  •
  difficulties in managing and coordinating operations at multiple venues, which, among other things, could divert our management's attention from other important business matters.

        In addition, our acquisition of companies and businesses and expansion of operations may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense or other charges to expense.

The future growth and success of our business will depend on our ability to continue to attract and retain our employees and consultants.

        For us to pursue product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. Attracting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Our inability to attract and retain qualified personnel might materially harm our business, financial condition and results of operations.

We have implemented a stockholder rights plan and are subject to other anti-takeover provisions, which could deter a party from effecting a takeover of us at a premium to our then-current stock price.

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended and restated in November 1999 and May 2002. The stockholder rights plan and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. This could limit the price that certain investors might be willing to pay in the future for our common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;
  •
  eliminate the right of stockholders to act by written consent without a meeting;
  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and
  •
  eliminate cumulative voting in the election of directors.

        We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock.

We face product liability risks and may not be able to obtain adequate insurance, and if we are held liable for an uninsured claim or a claim in excess of our insurance limits, our business, financial condition and results of operations may be harmed.

        The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims resulting from such use or sale of our products. Consumers, healthcare providers, pharmaceutical companies or others selling such products might make claims of this kind. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials, under which the coverage limits are $5.0 million per occurrence and $5.0 million in the aggregate. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for product candidates in development. We may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If third parties bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liabilities, our business, financial condition and results of operations may be materially harmed.

Our operations involve hazardous materials, and we could be held responsible for any damages caused by such materials.

        Our research and manufacturing activities involve the controlled use of hazardous materials. In addition, although we maintain insurance for harm to employees and to our facilities caused by hazardous materials, we do not insure against any other harm (including harm to the environment) caused by the use of hazardous materials on our premises. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations.

We do not intend to pay cash dividends on our common stock.

        We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends on our common stock in the foreseeable future.

Our stock price is highly volatile, and you may not be able to sell your shares of our common stock at a price greater than or equal to the price you paid for them.

        The market price and trading volume of our common stock are volatile, and we expect such volatility to continue for the foreseeable future. For example, during the period between June 30, 2001 and June 30, 2002, our common stock closed as high as $44.10 per share and as low as $9.32 per share. This may impact your decision to buy or sell our common stock. Factors affecting our stock price include:

  •
  our financial results;
  •
  fluctuations in our operating results;

  •
  announcements of technological innovations or new commercial therapeutic products by us or our competitors;
  •
  published reports by securities analysts;
  •
  developments in our clinical trials and in clinical trials for potentially competitive product candidates;
  •
  government regulation;
  •
  changes in reimbursement policies;
  •
  developments in patent or other proprietary rights;
  •
  developments in our relationship with customers;
  •
  public concern as to the safety and efficacy of our products; and
  •
  general market conditions.

If we were deemed to be an investment company, we would become subject to provisions of the Investment Company Act that likely would have a material adverse impact on our business.

        A company is required to register as an investment company under the Investment Company Act of 1940, or the 1940 Act, if, among other things, and subject to various exceptions:

  •
  it is or holds itself out to be engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; or
  •
  it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such company's total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

        A major portion of our assets has been invested in investment grade interest-bearing securities. Such investments could in some circumstances require us to register as an investment company under the 1940 Act. Registration under the 1940 Act, or a determination that we failed to register when required to do so, could have a material adverse impact on us. We believe that we are and will remain exempt from the registration requirements, but absent interpretation by the courts or the SEC of the relevant exemption as applied to companies engaged in research and development, this result cannot be assured. In addition, a change in our allocation of assets on account of 1940 Act concerns could reduce the rate of return on our liquid assets.

TRADEMARKS

        Abgenix and the Abgenix logo are trademarks of Abgenix. XenoMouse® is a registered trademark of Xenotech, Inc., a wholly-owned subsidiary of Abgenix. XenoMax™ is a trademark of Abgenix. SLAM™ is a trademark of Abgenix Biopharma, Inc. registered in Canada. This prospectus also contains trademarks of third parties.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described above under the caption "Risk Factors." In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders pursuant to this prospectus.

PRICE RANGE OF COMMON STOCK

        Our common stock began trading publicly on the Nasdaq National Market on July 2, 1998, under the symbol "ABGX." The following table lists quarterly information on the price range of our common stock based on the high and low reported closing prices for our common stock as reported on the Nasdaq National Market for the periods indicated below, as adjusted to reflect a two-for-one common stock split effective on April 6, 2000 and a two-for-one common stock split effective on July 7, 2000. These prices do not include retail markups, markdowns or commissions.

	High	Low
Fiscal 2000:
First Quarter	$99.75	$29.03
Second Quarter	69.02	32.31
Third Quarter	85.81	50.13
Fourth Quarter	93.19	46.81
Fiscal 2001:
First Quarter	$52.31	$16.75
Second Quarter	46.15	18.06
Third Quarter	44.10	20.29
Fourth Quarter	37.46	23.08
Fiscal 2002:
First Quarter	$32.82	$18.05
Second Quarter	$18.98	$9.32
Third Quarter (through July 25, 2002)	9.21	7.44

        As of April 30, 2002, there were 224 holders of record of our common stock. On July 25, 2002, the closing price on the Nasdaq National Market for our common stock was $8.07.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

        The consolidated statement of operations data for the years ended December 31, 1999, 2000 and 2001 and the consolidated balance sheet data as of December 31, 2000 and 2001, are derived from our audited consolidated financial statements. These financial statements are incorporated by reference in this prospectus. The balance sheet data at December 31, 1997, 1998 and 1999, and the statement of operations data for the years ended December 31, 1997 and 1998, are derived from our audited financial statements. These financial statements are not incorporated by reference in this prospectus. The selected consolidated financial data as of March 31, 2002, and for each of the three-month periods ended March 31, 2001 and 2002, have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus, which reflect, in our management's judgment, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of these periods. The results for the three-month period ended March 31, 2002, are not necessarily indicative of results for the full year.

        You should read the following selected consolidated financial data in conjunction with our financial statements and notes that are incorporated by reference in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Years Ended December 31,					Three Months Ended March 31,
	2001	2000	1999	1998	1997	2002	2001
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues
Contract revenue	$34,064	$26,601	$12,285	$2,498	$611	$10,998	$4,176
Revenue under collaborative agreements from related parties	—	—	—	1,344	1,343	—	—
Interest income	29,542	32,848	3,045	961	307	5,271	10,306

Total revenues	63,606	59,449	15,330	4,803	2,261	16,269	14,482
Costs and expenses:
Research and development	96,234	51,329	21,106	17,588	11,405	28,979	16,027
Amortization of goodwill	2,548	448	—	—	—	—	629
Amortization of intangible assets, related to research and development	6,054	3,544	—	—	—	1,807	1,417
General and administrative	19,367	7,667	5,164	3,405	3,525	6,707	3,798
In process research and development charge	—	5,215	—	—	—	—	—
Charge for cross-license and settlement amount allocated from Cell Genesys	—	—	—	—	11,250	—	—
Equity in (income) losses of investments	—	—	(546)	107	11,250	—	—
Non-recurring termination fee	—	—	8,667	—	—	—	—
Impairment of Investments	—	—	—	—	—	34,653	—
Interest expense	259	39	438	530	711	574	255

Total costs and expenses	124,462	68,242	34,829	21,630	38,141	72,720	22,126

Loss before income taxes	(60,856)	(8,793)	(19,499)	(16,827)	(35,880)	(56,451)	(7,644)
Foreign income tax expense	—	—	1,000	—	—	—	—

Net loss	$(60,856)	$(8,793)	$(20,499)	$(16,827)	$(35,880)	$(56,451)	$(7,644)

Net loss per share	$(0.71)	$(0.11)	$(0.35)	$(0.75)	$(258.13)	$(0.65)	$(0.09)

Shares used in computing net loss per share	86,111	80,076	58,148	22,412	139	86,725	85,661
Net loss adjusted to exclude the amortization of goodwill	$(58,308)	$(8,345)	$(20,499)	$(16,827)	$(35,880)	$(56,451)	$(7,015)

	December 31,
						March 31, 2002
	2001	2000	1999	1998	1997
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, marketable securities and interest receivable	$557,813	$772,064	$86,134	$16,744	$15,321	$661,036
Working capital	534,890	700,661	85,338	13,101	6,637	654,057
Total assets	837,876	936,800	148,541	24,220	22,084	983,269
Long term debt, less current portion	—	—	421	2,180	3,979	200,000
Redeemable convertible stock	—	—	—	—	31,189	—
Accumulated deficit	(159,449)	(98,593)	(89,800)	(69,301)	(52,474)	(215,900)
Total stockholders' equity	790,970	839,675	137,060	16,959	(22,318)	748,099

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions. We have proprietary technologies that facilitate rapid generation of highly specific, fully human antibody product candidates that bind to disease targets appropriate for antibody therapy. We developed our XenoMouse technology, a technology utilizing genetically modified mice to generate fully human antibodies. We also own a technology that enables the rapid identification of antibodies with desired function and characteristics, referred to as SLAM technology. In our newly developed XenoMax technology, we use SLAM technology to select and isolate antibodies with particular function and characteristics from antibody-producing cells generated by XenoMouse animals. We intend to use our technologies to build a large and diversified product portfolio that we expect to develop and commercialize through licensing arrangements with pharmaceutical companies and others, through joint development and through internal product development programs.

Results of Operations

Three Months Ended March 31, 2002 and 2001

  Contract Revenues.

        Contract revenues increased to $11.0 million in the three months ended March 31, 2002, from $4.2 million in the three months ended March 31, 2001. The primary components of contract revenues for both periods were as follows:

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  Proprietary Product Development

  We recognized a total of $1.5 million and $2.6 million in the three months ended March 31, 2002 and 2001, respectively, pursuant to our joint development and commercialization agreements with Immunex Corporation (recently acquired by Amgen, Inc.) and SangStat for the development of ABX-EGF and ABX-CBL, respectively. In both periods, these revenues included reimbursement of development costs. In 2001 this revenue also included license fees which were recognized ratably over the contractual performance periods. Under the Immunex agreement, this was the 17-month period ended December 31, 2001. Under the SangStat agreement, this was the 6-month period ended January 31, 2001.

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  Technology Licensing

  We recognized a total of $9.5 million and $1.6 million in the three months ended March 31, 2002 and 2001, respectively, from licensing our proprietary technologies. Revenues including license fees, research fees and milestone fees, consisted primarily of the following:

  •
  CellTech R&D Ltd.—In the three months ended March 31, 2002, we recognized $8.4 million under an agreement with CellTech in which we granted a license of our SLAM technology. We received payments totaling $16.8 million in the fourth quarter of 2001 representing a research license fee and service fees for the transfer of technology, net of $0.2 million in shared closing costs. We recognized these fees over the six-month period ended March 31, 2002, during which we fulfilled our obligations to provide CellTech with the applicable protocols, technical information, and training to enable CellTech to effectively utilize the SLAM technology.

    •
    Additionally, in the three months ended March 31, 2002 and 2001, we recognized various fees under agreements related to the licensing of our XenoMouse technology, primarily from Pfizer, CuraGen, Chiron Corporation and Amgen. In both periods these fees consisted primarily of research license and funding fees. In the three months ended March 31, 2001, this revenue also included milestone fees from Pfizer for completion of certain research milestones by Abgenix.

  Interest and Other Income.

        Interest and other income consist primarily of interest from cash, cash equivalents and marketable securities. Interest and other income decreased to $5.3 million in the three months ended March 31, 2002, compared to $10.3 million in the same period in 2001. The decrease was due to lower interest rates and lower average cash, marketable securities and cash equivalent balances.

  Research and Development Expenses.

        Research and development expenses increased to $29.0 million in the three months ended March 31, 2002 from $16.0 million in the same period in 2001. Management separates research and development expenditures into amounts related to preclinical research and development, amounts related to clinical development programs and amounts related to facilities as follows:

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  Preclinical Research and Development Costs

    Preclinical research and development costs include costs associated with preclinical research, development and testing of our product candidates, such as the costs of Abgenix personnel and the costs of technology in-licensing. Research costs increased to $10.2 million in the three months ended March 31, 2002, from $6.5 million in the same period in 2001. The increase was due to the increased level of product development activities, including new target validation, process sciences and bioinformatics. Additionally, the increase was due to development of new technology including our SLAM technology. We expect preclinical research and development costs to increase further as we continue to build our organization and as we enhance our preclinical activities to further support the design of clinical trials. Major components of the increase in the three months ended March 31, 2002, from the same period in 2001 were as follows:

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    Costs of Abgenix Personnel—Costs of Abgenix personnel to support preclinical research and development activities increased 71% in the three months ended March 31, 2002, from the same period in 2001. Personnel costs include salary, fringe benefits, recruiting and relocation costs.

    •
    Third-Party Development—We paid fees to Gliatech, Inc. related to pre-clinical studies Gliatech is performing to develop and commercialize fully human antibody therapeutic candidates against the complement protein properdin.

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  Clinical Costs

    As of March 31, 2002, we were conducting clinical trials for four product candidates. Clinical costs include costs of conducting clinical trials, such as research fees and drug supply costs charged by outside contractors and costs of Abgenix personnel. Clinical costs increased to

    $11.2 million in the three months ended March 31, 2002, from $6.7 million in the same period in 2001. The increase in the first quarter of 2002 compared to the first quarter of 2001 was primarily due to activities associated with new clinical trials for ABX-IL8 and ABX-EGF initiated after the first quarter of 2001, and the progression of these same product candidates to later stage clinical trials. Pursuant to our July 2000 agreement with Immunex and our August 2000 agreement with SangStat, we share equally in the costs of developing and commercializing ABX-EGF and ABX-CBL, respectively. We expect costs associated with conducting clinical trials to increase further as we add new product candidates such as ABX-MA1 into clinical trials and our product candidates progress into more expensive later stage clinical trials. Major components of the increase in the three months ended March 31, 2002, were as follows:

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    Clinical Research Fees and Drug Supply Costs—Clinical research fees, including clinical investigator site fees, monitoring costs and data management costs, and drug supply costs increased 77% in the three months ended March 31, 2002, from the same period in 2001.

    •
    Costs of Abgenix Personnel—Costs of Abgenix personnel to support clinical activities increased 107% in the three months ended March 31, 2002, from the same period in 2001. Personnel costs include salary, fringe benefits, recruiting and relocation costs.

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  Facility Costs

    Facility costs allocated to research and development increased to $7.6 million in the three months ended March 31, 2002, from $2.8 million in the same period in 2001. In order to accommodate our increased personnel and research and development activities, we acquired new facilities and related leasehold improvements, furniture and fixtures. As a result, all of our facility-related costs, primarily rent, repairs and maintenance, depreciation and utilities, increased from the three month period ended March 31, 2002, from the same period in 2001. We expect facility costs to increase in future periods as a result of our capital expansion plans to accommodate future growth.

        We generally do not track our historical research and development costs by project; rather, we track such costs by the type of cost incurred, including costs in the categories discussed above: preclinical research and development costs, clinical costs and facility costs. For this reason, we cannot accurately estimate with any degree of certainty our historical costs for any particular research and development project.

  Goodwill and Amortization of Identified Intangible Assets.

        Our identified intangible assets primarily consist of existing technology (including patents and certain royalty rights) that we acquired through the acquisitions of Hesed Biomed in November 2001, Abgenix Biopharma and IntraImmune in November 2000, and the acquisition of JT America's interest in Xenotech in December 1999. Amortization of intangible assets increased to $1.8 million in the three months ended March 31, 2002, compared to $1.4 million in the same period ended March 31, 2001. The increase was due to the amortization of the new technology acquired in our acquisition of Hesed Biomed. Beginning January 1, 2002, upon the adoption of Statement of Financial Accounting Standards

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to

July 1, 2001, we have applied the new accounting rules beginning January 1, 2002. We have conducted an initial impairment test on our goodwill and concluded that no impairment charge was required. Amortization of goodwill in 2001, 2000, and the three months ended March 31, 2001 was $2.6 million, $448,000 and $629,000, respectively. Net loss adjusted to exclude the amortization of goodwill in 2001, 2000 and the three months ended March 31, 2001 was $58.3 million, $8.3 million and $7.0 million, respectively.

  General and Administrative Expenses.

        General and administrative expenses include compensation, professional services, consulting and other expenses related to information systems, legal, finance and human resources and an allocation of facility costs. General and administrative expenses increased to $6.7 million in the three months ended March 31, 2002, compared to $3.8 million in the same period ended March 31, 2001. The primary reason for the increase in the first quarter of 2002 as compared to the same period in 2001, is the increase in consulting and personnel expenses related to our information systems, including the implementation of a new enterprise resource planning system. Another significant reason for this increase is the rise in legal costs to support the increased activities of the Company, including activities related to intellectual property, securities filings and licensing and other contractual matters. We expect personnel, consulting, professional services and other administrative costs to increase further as we continue to build our organization.

  Impairment of Investments.

        In the three months ended March 31, 2002, we recorded an impairment charge of $34.7 million related to our strategic investments in CuraGen and ImmunoGen. Under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the CuraGen and ImmunoGen investments are designated as available-for-sale and are reported at fair value on our balance sheet. Unrealized holding gains and losses on available-for-sale securities generally are excluded from earnings and reported as a component of stockholders' equity. However, if a decline in the fair value of available-for-sale securities is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included in earnings as an impairment charge. Under our accounting policy, marketable equity securities are presumed to be impaired if their fair value is less than their cost basis for more than six months, absent compelling evidence to the contrary. At March 31, 2002, our investments in CuraGen and ImmunoGen common stock had traded below their original cost basis for more than six months. Accordingly, we recorded an impairment charge of $34.7 million in our results of operations, and the revised cost basis of these investments reflected the public trading prices on March 31, 2002. The amount of the charge was based on the difference between the market price of the securities, as of March 31, 2002, and our original cost basis.

  Interest Expense.

        Interest expense consists of interest and amortization of issuance costs on our convertible debt, and interest on our equipment leaseline financing. Interest expense increased to $0.6 million in the three months ended March 31, 2002, compared to $0.3 million in the same period ended March 31, 2001. The increase was primarily due to our issuance of $200.0 million of convertible debt in March 2002, which accrues interest at an annual rate of 3.5%. For each future quarterly period, we expect to accrue approximately $1.8 million of interest expense related to our convertible debt until the debt matures, until we redeem or repurchase the debt or until all or part of the debt is converted into shares of our common stock.

Years Ended December 31, 2001, 2000 and 1999

  Contract Revenues.

        Contract revenues increased to $34.1 million in 2001 from $26.6 million in 2000 and from $12.3 million in 1999. The primary components of contract revenues for both periods were as follows:

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  Proprietary Product Development

  We recognized a total of $15.1 million, $6.4 million and $2.3 million in 2001, 2000 and 1999, respectively, pursuant to our joint development and commercialization agreements, including license fees, reimbursement of development costs and milestone fees. In 2001 and 2000, these revenues were generated from our agreements with Immunex and SangStat for the development of ABX-EGF and ABX-CBL, respectively, which were executed in the third quarter of 2000. Under these agreements, we recognized license fees ratably over the contractual performance periods. Under the Immunex agreement, this was the 17-month period ended December 31, 2001. Under the SangStat agreement, this was the 6-month period ended January 31, 2001. In 1999, revenues of $2.3 million were generated from our agreement with Japan Tobacco for the reimbursement of clinical trial costs and certain joint interest rights in the data from the ABX-IL8 clinical trials. This agreement expired in 1999.

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  Technology Licensing

  We recognized a total of $19.0 million, $20.2 million and $10.0 million in 2001, 2000 and 1999, respectively, from licensing our XenoMouse and SLAM technologies. Revenues including license fees, research fees, option fees and milestone fees consisted primarily of the following:

  •
  CellTech R&D Ltd.—In 2001 we recognized $8.4 million under an agreement with Celltech in which we granted a license of our SLAM technology. We received payments totaling $17.0 million in the fourth quarter of 2001 representing a research license fee and service fees for the transfer of technology. We recognized these fees over the six-month period ending March 31, 2002, during which we fulfilled our obligations to provide CellTech with the applicable protocols, technical information, and training to enable Celltech to effectively utilize the SLAM technology.

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  Millennium Pharmaceuticals—In 2000, we recognized research and license fees of $10.0 million under an agreement with Millennium in which we granted several licenses to make, use and sell antibodies generated with XenoMouse technology. We recognized these fees ratably each month over the ten-month period ended December 31, 2000. During this period we fulfilled our obligation to assist in establishing the technology at Millennium. In 2001, under an amendment to the agreement, we recognized $4.3 million for the grant of additional product licenses to make, use and sell antibodies generated with XenoMouse technology.

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  Japan Tobacco—In 2000 and 1999, we recognized license fees of $3.0 million and $6.0 million, respectively, under agreements related to the license of certain technologies to Japan Tobacco in 1999. One of the technologies was delivered in 1999 and the other was completed and delivered in 2000.

  •
  Additionally, in 2001, 2000 and 1999 we recognized license fees for antibodies generated with our XenoMouse technology, option fees, and research license, funding and milestone fees under agreements related to the licensing of our XenoMouse technology. These revenues were generated primarily from Pfizer, CuraGen, Amgen, Schering-Plough Research Institute and several other collaborators. Also included in the revenue in 2001 and 2000 were milestone fees from Amgen and Pfizer, respectively, for the advancement of XenoMouse-derived antibodies into clinical trials.

  Interest and Other Income.

        Interest and other income consist primarily of interest from cash, cash equivalents and marketable securities. Interest and other income totaled $29.5 million in 2001, $32.8 million in 2000, and $3.0 million in 1999. The decrease in 2001 compared to 2000 was due to lower average cash, marketable securities and cash equivalent balances and lower interest rates. The increase in 2000 compared to 1999 was due to higher average balances of marketable securities and cash equivalents as a result of our follow-on offerings and private placements in 2000.

  Research and Development Expenses.

        Research and development expenses increased to $96.2 million in 2001 from $50.1 million in 2000 and from $21.1 million in 1999. Management separates research and development expenditures into amounts related to pre-clinical research and development, amounts related to clinical development programs and facility costs as follows:

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  Preclinical Research and Development Costs

  Preclinical research and development costs include personnel costs and costs associated with preclinical research, development and testing of our product candidates and the costs of outside contractors. Research costs increased to $32.5 million in 2001 from $19.9 million in 2000 and $9.0 million in 1999. The increase was due to the increased level of product development activities, including new target validation, process sciences and bioinformatics. Additionally, the increase was due to development of new technology including our SLAM technology. Major components of the increases in 2001 and 2000 were as follows:

  •
  Costs of Abgenix Personnel—Costs of Abgenix personnel to support preclinical research and development activities increased 73% in 2001 from 2000 and increased 69% in 2000 from 1999. The increase in staff included the additional employees resulting from our acquisition of Abgenix Biopharma, our Canadian subsidiary acquired in November 2000. Personnel costs include salary, fringe benefits, recruiting and relocation costs.

  •
  Costs of Outside Contractors—The increase in preclinical research and development costs in 2001 included costs associated with the development of our cell lines for our product candidates, primarily performed by an outside contractor, Lonza Biologics. Additionally, in 2001 we entered into an agreement with Impath Inc. under which Impath will evaluate target expression by performing certain tissue studies, enabling us to better identify potential diagnostic and therapeutic products.

  •
  In-Licensing—Included in 2000 were technology in-licensing fees of $5.0 million paid to ImmunoGen for providing the Company with non-exclusive access to ImmunoGen's maytansinoid Tumor-Activated Prodrug technology. Under the agreement with ImmunoGen, future payments are due if certain milestones are met and royalties are due on net sales of any resulting products. Additionally, in 2001 and 2000, we paid fees to Genzyme Transgenics Corporation related to research Genzyme is performing in which Genzyme agreed to produce our antibody product candidate, ABX-IL8, using its own manufacturing system.

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  Clinical Costs

  Clinical costs include costs of conducting clinical trials, such as research fees and drug supply costs charged by outside contractors, costs of Abgenix personnel and toxicology costs. Clinical costs increased to $43.9 million in 2001 from $24.3 million in 2000 and $8.5 million in 1999. The increase was due to the initiation of new clinical trials and the progression to later stage clinical trials for three of our product candidates, ABX-IL8, ABX-EGF and ABX-CBL. In July and August 2000, we entered into separate agreements with Immunex and SangStat to share equally the costs of developing and commercializing ABX-EGF and ABX-CBL, respectively. Major components of the increases in 2001 and 2000 were as follows:

    •
    Clinical Research and Drug Supply Costs—Clinical research fees, including clinical investigator site fees, monitoring costs and data management costs, and drug supply costs increased 110% in 2001 from 2000 and increased 133% in 2000 from 1999.

    •
    Costs of Abgenix Personnel—Costs of Abgenix personnel to support clinical activities increased 139% in 2001 from 2000 and increased 253% in 2000 from 1999. Personnel costs include salary, fringe benefits, recruiting and relocation costs.

    •
    Toxicology Costs—Toxicology costs increased 82% in 2001 from 2000 and increased 112% in 2000 from 1999 as a result of our increased clinical trial activities in 2001 and 2000.

    •
    Product Supply Agreement—In 2000, we incurred a charge of approximately $3.8 million to reserve manufacturing capacity by acquiring an option to negotiate a supply agreement with a contract manufacturer. We exercised the option and executed the five-year manufacturing supply agreement in December 2000.

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  Facility Costs

  Facility costs allocated to research and development increased to $19.9 million in 2001 from $5.9 million in 2000 and $3.6 million in 1999. In order to accommodate our increased personnel and research and development activities, we acquired new facilities and related leasehold improvements, furniture and fixtures. As a result, all of our facility-related costs, primarily rent, repairs and maintenance, depreciation and utilities, increased from year to year.

        We generally do not track our historical research and development costs by project; rather, we track such costs by the type of cost incurred, including costs in the categories discussed above: preclinical research and development costs, clinical costs and facility costs. For this reason, we cannot accurately estimate with any degree of certainty our historical costs for any particular research and development project.

  Amortization of Intangible Assets.

        Amortization of intangible assets relates to existing technology (including patents and certain royalty rights), goodwill and assembled workforce, which we acquired through the acquisitions of Hesed Biomed in November 2001, Abgenix Biopharma and IntraImmune in November 2000, and the acquisition of JT America's interest in Xenotech in December 1999. As a result of the acquisitions, amortization increased to $8.6 million in 2001 from $4.0 million in 2000. Beginning January 1, 2002, upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," we will no longer amortize goodwill, but will perform impairment tests annually, or earlier if indications of impairment exist. All other intangible assets will continue to be amortized over their estimated useful lives. As a result of the decrease in amortization from our goodwill, partially offset by the full year's amortization of the new technology acquired in the Hesed Biomed acquisition, we expect amortization to decrease by $1.3 million in 2002 in comparison to 2001, excluding the impact of goodwill impairment or additional acquisitions, if any.

  General and Administrative Expenses.

        General and administrative expenses include compensation and other expenses related to finance, legal and administrative personnel, professional services and facilities. General and administrative expenses increased to $19.4 million in 2001 from $8.9 million in 2000 and $5.2 million in 1999. The increases primarily reflect increased personnel, legal, and consulting costs and the general and administrative costs associated with Abgenix Biopharma, our Canadian subsidiary acquired in November 2000. These increases were in support of the increased activities of the Company, which have included costs associated with building the infrastructure for human resources and recruiting efforts, finance and information systems, and legal fees.

  In-Process Research and Development.

        The in-process research and development charge of $5.2 million in 2000 relates to our acquisition of Abgenix Biopharma. We accounted for this acquisition using the purchase method of accounting. The total purchase price was $77.2 million, including transaction costs.

        We performed a valuation in which we allocated the total purchase price of Abgenix Biopharma among the acquired assets. We used the income approach to develop the value for the existing technology and the in-process research and development, as applicable. The income approach incorporates the calculation of the present value of future economic benefits such as cash earnings, cost savings, and tax deductions. The rate utilized to discount the net cash flows to their present value was 40%. We utilized the cost approach to value the assembled workforce. The cost approach measures the benefits related to an asset by the cost to reconstruct or replace it with another of like utility.

        Abgenix Biopharma's SLAM technology is patented in the United States and patent applications are pending in Canada and Europe. SLAM is technologically feasible and we have licensed the technology to a customer. At the time of our acquisition of Abgenix Biopharma, its assembled workforce was comprised of 27 employees, primarily scientists, with specific experience and knowledge of the Abgenix Biopharma SLAM technology and other technologies in process. The combined allocated value of these two intangible assets is $36.0 million. Upon adoption of SFAS No. 141, assembled workforce will no longer meet the definition of an intangible asset. As a result, the net balance for assembled workforce will be reclassified as goodwill.

        Abgenix Biopharma's primary in-process research and development activities focused on two efforts: agonist antibodies and antibodies that induce apoptosis. Agonist antibodies trigger a biological process, rather than simply block a biological pathway. Antibodies that induce apoptosis trigger a process that cause the death of the cell they bind to, for use in treating diseases like cancer. We estimated these two efforts to be 31% and 57% complete as of the date of acquisition, based on the estimated costs to complete of approximately $120,000 and $250,000, respectively. Remaining efforts on these projects are significant and include most phases of product design, development and testing. As a result of the developmental work and additional testing required to produce these products in accordance with all clinical, technical and functional specifications of the FDA and other governmental authorities, these products have yet to achieve technological feasibility. As such, at the date of the acquisition the in-process technology had no alternative future use and did not otherwise qualify for capitalization. The value assigned to each acquired in-process research and development project is $3.3 million for agonist antibodies and $1.9 million for antibodies that induce apoptosis.

        The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on our financial condition and results of operations.

  Equity in Income of Investments.

        Equity in income from the Xenotech joint venture in 1999 reflects our percentage ownership in the net income from the joint venture, prior to our acquisition of 100% of the joint venture in December 1999. In 1999, prior to our acquisition, the joint venture recorded net income primarily from the sale of licenses to Abgenix and our partner, JT America, Inc.

  Non-Recurring Termination Fee.

        The non-recurring termination fee in 1999 is a one-time net charge of $8.7 million related to the termination of certain rights licensed by Japan Tobacco from Xenotech.

  Interest Expense.

        Interest expense was related to interest on our equipment leaseline financing and loan facility.

  Foreign Income Tax Expense.

        Foreign income tax expense in 1999 reflects the withholding income tax imposed by Japan on certain transactions with Japan Tobacco.

Liquidity and Capital Resources

        At June 30, 2002, we had cash, cash equivalents and marketable securities of approximately $546.5 million. In March 2002, we received proceeds of approximately $193.6 million, net of commissions and estimated offering expenses, from our issuance of $200.0 million of convertible debt. We invest our cash equivalents and marketable securities primarily in highly liquid, interest bearing, investment grade and government securities in order to preserve principal. We have also invested in certain marketable equity securities of ImmunoGen and CuraGen for strategic reasons. These securities had a fair value of $14.9 million at June 30, 2002.

        Cash Used in Operating Activities.    Net cash used in operating activities was $34.7 million and $10.1 million in the three months ended March 31, 2002 and 2001, respectively. The increase in cash used in operating activities in the three months ended March 31, 2002, compared to the same period in 2001 reflects primarily the following:

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  An increase of $13.0 million in funding of research and development and manufacturing costs related to the development of new products.

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  An increase of $2.9 million in general and administrative expenses primarily related to the support of our increased research and development activities.

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  A decrease of $8.1 million in cash from interest income due to lower interest rates and lower average cash balances, and a decrease of $1.2 million in customer payments due to the timing of contracts.

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  An increase of $2.9 million in prepaid expenses and other current assets, primarily related to the increase in drug inventory for use in clinical trials.

        Net cash used in operating activities was $26.0 million, $1.4 million and $21.0 million in 2001, 2000 and 1999 respectively. The use of cash in operations reflects primarily our increased funding of research and development and manufacturing costs related to the development of new products. Total research and development expenses increased by $46.1 million and $29.0 million in 2001 and 2000, respectively. The use of cash also reflects our increase in general and administrative expenses primarily related to the support of our increased research and development activities. Total general and administrative expenses increased by $10.5 million and $3.7 million in 2001 and 2000, respectively. Partially offsetting the use of cash for these expenses was an increase in depreciation, amortization, and accounts payable. Additionally, we used cash in 2001 and 2000 for deposits related to our facility leases and a supply agreement. Cash was provided in operating activities from interest income and customer payments. Cash provided by interest income was $35.4 million, $24.2 million and $2.2 million in 2001, 2000 and 1999, respectively. Customers provided cash of $38.8 million, $30.6 million and $12.4 million in 2001, 2000 and 1999, respectively.

        Cash Provided by (Used in) Investing Activities.    Net cash used in investing activities was $2.6 million in the three months ended March 31, 2002. Net cash provided by investing activities was $23.8 million in the three months ended March 31, 2001. Cash was provided by and used in investing activities as follows:

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  Investments of $34.9 million and $8.4 million in capital expenditures in the three months ended March 31, 2002 and 2001, respectively. The investments in 2002 reflect primarily investment in leasehold improvements in our new office facility and construction in progress for the new manufacturing facility and process science laboratory. Additionally, they reflect investments in computer hardware and software, including the acquisition of a new enterprise resource planning system. The investments in 2001 reflect primarily investment in leasehold improvements related to our office space and computer equipment.

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  Maturities and sales, net of purchases, of marketable securities of $32.4 million and $76.1 million during the three months ended March 31, 2002 and 2001, respectively.

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  Payments of $0.1 million and $43.9 million to the holders of Abgenix Biopharma special shares in connection with our acquisition of Abgenix Biopharma during the three months ended March 31, 2002 and 2001, respectively.

        Net cash used in investing activities was $45.8 million, $567.9 million and $90.7 million in 2001, 2000 and 1999, respectively. Investing activities included the following:

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  Net purchases of marketable securities with the funds we received from follow-on public offerings and private placements in 2000 and 1999 as compared to net maturities and sales of marketable securities in 2001;

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  The payments to former shareholders and option holders of Abgenix Biopharma that were made in cash during 2001, which included $68.1 million to the holders of Abgenix Biopharma special shares and $4.8 million for the buy-out of certain stock options issued in connection with our acquisition of Abgenix Biopharma in November 2000;

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  The acquisition of IntraImmune Therapies, Inc. for $9.3 million in 2000;

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  The acquisition of JT America's interest in Xenotech for $47.0 million in 1999;

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  An investment of $15.0 million in the common stock of MDS Proteomics Inc. in 2001;

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  Investments of $15.0 and $50.0 million in the common stock of ImmunoGen and CuraGen, respectively in 2000;

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  An investment of $15.0 million in the common stock of CuraGen in 1999;

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  An investment of $14.0 million in a loan to our landlord to enable the landlord to finance a portion of the construction of the manufacturing facility we lease from the landlord; and

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  Investments of $73.2 million, $13.8 million and $1.1 million in capital expenditures in 2001, 2000 and 1999, respectively. The investments in 2001 and 2000 reflect primarily investment in leasehold improvements in our new office facility and construction in progress for the new process science laboratory and manufacturing facility. Additionally, they reflect investments in computer hardware and software.

        Cash Provided by Financing Activities.    During the three months ended March 31, 2002, net cash provided by financing activities was $194.5 million, consisting of $194.0 million net proceeds from our issuance of convertible subordinated notes, as described below, and $0.5 million proceeds from the exercise of stock options and the issuance of stock under our employee stock purchase plan. During the three months ended March 31, 2001, net cash provided by financing activities was $0.8 million, consisting of proceeds from the exercise of stock options and the issuance of stock under our employee stock purchase plan.

        Net cash provided by financing activities was $4.3 million, $723.2 million and $123.7 million in 2001, 2000 and 1999, respectively. In 2001, we received cash from financing activities primarily from the exercise of stock options and the issuance of stock under our employee stock purchase plan. During 2000, we received cash from financing activities primarily from the sale of 9,936,000 shares of our common stock in a follow-on public offering in February 2000, and from the sale of 3,300,000 shares of our common stock in a private placement in November 2000, in which we raised a total of $717.1 million. Additionally during 2000, we received $0.7 million from Cell Genesys for the exercise of warrants and $7.3 million from the exercise of stock options and our employee stock purchase plan. During 1999, we received cash from financing activities primarily from the sale of our common stock in a follow-on public offering and a private placement.

        In March 2002, we issued $200.0 million principal amount of convertible subordinated notes in a private placement. The notes are convertible into shares of our common stock at a conversion price of $27.58 per share subject to certain adjustments. The notes accrue interest at an annual rate of 3.5% and we are obligated to pay interest on March 15 and September 15 of each year, beginning on September 15, 2002. The notes will mature on March 15, 2007, and are redeemable at our option on or after March 20, 2005, or earlier if the price of our common stock exceeds specified levels. In addition, the holders of the notes may require us to repurchase the notes if we undergo a change in control. Proceeds from the sale of the notes, net of commissions payable to the initial purchasers of the notes but before subtracting other offering expenses payable by us, were $194.0 million.

        In March 2000 and February 2001, we obtained stand-by letters of credit for $2.0 million and $3.0 million, respectively, from a commercial bank as security on our obligations under two facility leases. These were increased in January 2002 to $2.5 and $3.2 million, respectively, in connection with amendments to our facility leases. In September 2001, we obtained a stand-by letter of credit for 1.0 million Canadian dollars from a commercial bank as security on our obligations under a facility lease in Canada. The stand-by letters of credit are secured by an investment account, in which we must maintain a $7.0 million balance. Additionally, in 1997 we leased $2.0 million of our laboratory and office equipment from a financing company. The lease bore interest at approximately 12.5% to 13.0%, and matured in September 2001.

        Financing Uncertainties Related to Our Business Plan.    We plan to continue to make significant expenditures to establish our own manufacturing facility and expand our research and development activities, including pre-clinical product development and clinical trials. We will also continue to look for new technology suppliers as potential acquisitions or alliance collaborators. Over the final nine months of 2002, we estimate that we will spend approximately $96.5 million on leasehold improvements and equipment for our new manufacturing and research and development facilities. Additionally, during the same period we expect to spend approximately $9.9 million on new computer hardware and software, including the acquisition of a new enterprise resource planning system. We also plan to spend significant amounts to develop, on a proprietary or co-developed basis, investigational new drug applications (INDs) for up to two product candidates in 2002 and at least two per year beginning in 2003. We believe that the annual goals of our customers and collaborators for 2003 and beyond include one or more INDs for additional product candidates based on our XenoMouse technology. In light of initiatives we have underway to increase significantly the number of drugs we have in development, we also expect that our cash used in operating activities will be significantly greater in 2002 than in 2001.

        We currently intend to use our available cash on hand to finance these projects and business developments, but we might also pursue other financing alternatives, such as a bank line of credit, funding by one or more collaborators or a mortgage financing, that may become available to us. Whether we use cash on hand or choose to obtain financing will depend on, among other things, the future success of our business, the prevailing interest rate environment and the condition of financial markets generally.

        The amounts of the expenditures that will be necessary to execute our business plan are subject to numerous uncertainties, which may adversely affect our liquidity and capital resources. Four of our proprietary product candidates, ABX-CBL, ABX-IL8, ABX-EGF and ABX-MA1, are in various stages of clinical trials. Completion of clinical trials may take several years or more, but the length of time generally varies substantially according to the type, complexity, novelty and intended use of a product candidate. We estimate that clinical trials of the type we generally conduct are typically completed over the following timelines:

Clinical Phase	Estimated Completion Period
Phase I	1 Year
Phase II	1-2 Years
Phase III	2-4 Years

        However, the duration and the cost of clinical trials may vary significantly over the life of a project as a result of differences arising during the clinical trial protocol, including, among others, the following:

  •
  the number of patients that ultimately participate in the trial;

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  the duration of patient follow-up that seems appropriate in view of the results;

  •
  the number of clinical sites included in the trials; and

  •
  the length of time required to enroll suitable patient subjects.

        We test our potential product candidates in numerous pre-clinical studies to identify disease indications for which they may be product candidates. We may conduct multiple clinical trials to cover a variety of indications for each product candidate. As we obtain results from trials, we may elect to discontinue clinical trials for certain product candidates or for certain indications in order to focus our resources on more promising product candidates or indications. For example, in January 2002 and May 2002, we announced that clinical trials of our proprietary product candidate ABX-IL8 as a treatment for rheumatoid arthritis and psoriasis, respectively, did not support further clinical studies of that product candidate. The failure of our clinical trials can also result in additional research and development expenses. For example, we recently announced that we will record a charge of $6.7 million for the three months ended June 30, 2002, related to our recent decision to wind down our trials for ABX-IL8.

        An important element of our business strategy is to pursue the research and development of a diverse range of product candidates for a variety of disease indications. This strategy is designed to diversify the risks associated with our research and development spending. As a result, we believe our future capital requirements and our future financial success are not substantially dependent on any one product candidate. The decision to terminate or wind down our clinical programs for developing ABX-IL8 has reduced the diversity of our product portfolio. We believe that this effect is temporary, in view of the number of potential product candidates we have in preclinical development. To the extent, however, we are unable to maintain a diverse and broad range of product candidates, our dependence on the success of one or a few product candidates would increase.

        Our proprietary product candidates also have not yet achieved FDA regulatory approval, which is required before we can market them as therapeutic products. In order to proceed to subsequent clinical trial stages and to ultimately achieve regulatory approval, the FDA must conclude that our clinical data establish safety and efficacy. Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals.

        Furthermore, our business strategy includes the option of entering into collaborative arrangements with third parties to complete the development and commercialization of our products. In the event that third parties take over the clinical trial process for one of our product candidates, the estimated completion date would largely be under the control of that third party rather than us. We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect our capital requirements.

        As a result of the uncertainties discussed above, among others, the duration and completion costs of our research and development projects are difficult to estimate and are subject to considerable variation. Our inability to complete our research and development projects in a timely manner or our failure to enter into collaborative agreements, when appropriate, could significantly increase our capital requirements and could adversely impact our liquidity. These uncertainties could force us to seek additional, external sources of financing from time to time in order to continue with our business strategy. Our inability to raise additional capital, or to do so on terms reasonably acceptable to us, would jeopardize the future success of our business.

        We also may be required to make further substantial expenditures if unforeseen difficulties arise in other parts of our business. In particular, our future liquidity and capital requirements also will depend on many factors other than our research and development activities, including:

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  the retention of existing and establishment of further licensing and other agreements, if any;

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  the cost of establishing our manufacturing capabilities;

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  the cost of conducting commercialization activities and arrangements;

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  the time and expense involved in seeking regulatory approvals;

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  competing technological and market developments;

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  the time and expense of filing and prosecuting patent applications and enforcing patent claims;

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  our investment in, or acquisition of, other companies;

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  the amount of product in-licensing in which we engage; and

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  other factors not within our control.

        We believe that our current cash balances, cash equivalents, marketable securities, and the cash generated from our licensing and contractual agreements will be sufficient to meet our operating and capital requirements for at least one year. However, because of the uncertainties in our business discussed above, among others, we cannot assure you that this will be the case. In addition, we may choose to, or prevailing business conditions may require us to, obtain additional financing from time to time. We may choose to raise additional funds through public or private financing, licensing and contractual agreements or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our shareholders, and debt financing, if available, may subject us to restrictive covenants. We may also choose to obtain funding through licensing and other contractual agreements. Such agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed would harm our business, financial condition and results of operations.

        History of Net Losses.    We have incurred net losses in each of the last five years of operation, including net losses of $35.9 million in 1997, $16.8 million in 1998, $20.5 million in 1999, $8.8 million in 2000, $60.9 million in 2001 and $136.2 million in the six months ended June 30, 2002. As of June 30, 2002, our accumulated deficit was $295.6 million. Our losses to date have resulted principally from:

  •
  research and development costs relating to the development of our XenoMouse and XenoMax technologies and antibody therapeutic product candidates;

  •
  costs associated with certain agreements with Japan Tobacco and certain 1997 settlement and cross-licensing agreements with GenPharm International, Inc.;

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  in-process research and development costs and amortization of intangible assets associated with our acquisitions of Hesed Biomed, Abgenix Biopharma, IntraImmune Therapies and Japan Tobacco's interest in Xenotech;

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  general and administrative costs relating to our operations; and

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  impairment charges related to our strategic investments in CuraGen, ImmunoGen and MDS Proteomics.

        We expect to incur additional losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting preclinical development and clinical trials, charges related to purchases of technology or other assets, and costs associated with establishing our manufacturing facilities. We intend to invest significantly in our products prior to entering into licensing agreements. This may increase our need for capital and will result in losses for at least several years. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of licensing and contractual agreements, and the initiation, and success or failure, of clinical trials.

        Net Operating Loss Carryforwards.    As of December 31, 2001, we had federal net operating loss carryforwards of approximately $189.0 million. Our net operating loss carryforwards exclude losses incurred prior to our formation in July 1996. Further, we have capitalized the amounts associated with the 1997 settlement and cross-license that have been expensed for financial statement accounting purposes and we are amortizing those amounts over a period of approximately 15 years for tax purposes. The net operating loss and credit carryforwards will expire in the years 2006 through 2021, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Critical Accounting Policies

        The financial results that we report are impacted by the application of a several accounting policies that require us to make subjective and complex judgments. We are required to estimate the effect of matters that are inherently uncertain. Changes in our estimates or judgments could materially impact our results of operations, financial condition and cash flows in future years. We believe our most critical accounting policies include revenue recognition, accounting for our marketable equity securities, and the capitalization of clinical trial supplies.

        Revenue Recognition.    We derive our contract revenue from license, option, service and milestone fees received from customers. As described below, significant management judgments and estimates must be made and applied in connection with the revenue recognized in any accounting period. If our management made different judgments or utilized different estimates, material differences could result in the amount and timing of our revenue in any period.

  •
  Research and product license fees are generally recognized only after both the license period has commenced and the technology has been delivered. However, if we are obligated to provide significant assistance to enable the customer to practice the license, then the revenue is recognized over the period of such obligation. Under some of our research and product license arrangements, the period of our obligation to provide significant assistance to the customer may not be contractually defined with an end date. In these circumstances, we must exercise judgment in estimating the period of time over which certain deliverables, such as customer training, will be provided to enable the customer to practice the license.

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  Option fees for granting options to obtain product licenses to develop a product are recognized when the option is exercised or when the option period expires, whichever occurs first. If the option fee is commingled with the license fees in the contract, and if the fees related to the license are recognized as revenue up-front, we estimate the relative fair value of the option component and recognize the revenue attributed to the option component separately under our revenue recognition policy.

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  Fees we receive for research services we perform are generally recognized ratably over the entire period we perform these services. However, in the case of co-development arrangements, fees we receive for research services we provide are recorded as revenue in the period they are rendered.

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  Milestone payments are recognized as revenue when the specified milestone is achieved.

Accounting for Marketable Securities.

        We are exposed to equity price risk on our strategic investments in CuraGen, ImmunoGen and MDS Proteomics. As of March 31, 2002, we had a cost basis of $36.6 million in CuraGen common stock, which reflected the public trading price on that date of $16.06 per share. We also had a cost basis on March 31, 2002, of $8.7 million of ImmunoGen common stock, which reflected the public trading price on that date of $11.07 per share. We typically do not attempt to reduce or eliminate our market exposure on these types of investments. Under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the CuraGen and ImmunoGen investments are designated as available-for-sale and are reported at fair value on our balance sheet. Unrealized holding gains and losses on available-for-sale securities generally are excluded from earnings and reported as a component of stockholders' equity. However, if a decline in the fair value of available-for-sale securities is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included in earnings as an impairment charge. Under our accounting policy, marketable equity securities are presumed to be impaired if their fair value is less than their cost basis for more than six months, absent compelling evidence to the contrary. At March 31, 2002, our investments in CuraGen and ImmunoGen common stock had traded below their original cost basis for more than six months. Accordingly, we recorded an impairment charge of $34.7 million in our results of operations, and the new cost basis of each of these investments now reflects the public trading prices on March 31, 2002. The amount of the charge was based on the difference between the market price of the securities, as of March 31, 2002, and our original cost basis. As of June 30, 2002, the public trading prices for the common stock of Curagen and ImmunoGen were $5.63 and $2.69 per share, respectively. Accordingly, we announced on July 23, 2002 that we will record an additional impairment charge relating to these securities of $30.4 million in our results of operations for the three months ended June 30, 2002. The amount of this charge is based on the difference between the market price of these securities, as of June 30, 2002, and our cost basis as of March 31, 2002. We purchased $15 million of CuraGen common stock in December 1999 at price of $17.90 per share and $50 million of CuraGen common stock in November 2000 at a price of $34.69 per share. We purchased $15 million of ImmunoGen common stock in September 2000 at a price of $19.00 per share. The public trading prices of the shares of both companies have fluctuated significantly since we purchased them and could continue to do so. If the public trading prices of these shares continue to trade below their new cost bases in future periods, we may incur additional impairment charges relating to these investments. The amounts of these charges, if any, will equal our unrealized loss on these securities as of the end of the relevant periods.

        In addition, we invested $15.0 million in the common stock of MDS Proteomics, a private company, in connection with our collaboration with that company. On July 23, 2002, we announced that we will record an impairment charge of $7.1 million on this investment for the three months ended June 30, 2002. If we deem our investment in MDS Proteomics further impaired at the end of any future period, we may incur an additional impairment charge on this investment.

Capitalization of Clinical Trial Supplies

        We pay fees to an outside contractor for the manufacture of our antibody therapeutic product candidates. Such fees are capitalized as prepaid expense and are expensed upon the use of the materials, primarily as they are used in clinical trials. We would immediately expense previously capitalized costs if the asset were not expected to have a future benefit, such as for use in a clinical trial. As a result of our recent decision to wind down our clinical trials of ABX-IL8, we expect to incur a charge of $6.7 million in the three months ended June 30, 2002, related to the expensing of clinical trial supplies for ABX-IL8 that we had previously capitalized. As of June 30, 2002, the balance of prepaid clinical trial supplies was $12.1 million. We may incur additional expenses related to clinical supply writedowns depending on the outcome of ongoing clinical trials.

Contractual Obligations and Commercial Commitments

        Future minimum payments for all contractual obligations for years subsequent to December 31, 2001 are as follows:

	Total	2002	2003- 2004*	2005- 2006*	2007 and Thereafter
	(in thousands)
Contractual Obligations
Operating leases	$140,864	$9,807	$22,757	$24,593	$83,707
Convertible debt	200,000	—	—	—	200,000

Total	$340,864	$9,807	$22,757	$24,593	$283,707

*
Amounts represent total of minimum payments for the entire period.

        In March 2002, we issued $200.0 million principal amount of convertible subordinated notes in a private placement. The notes are convertible into shares of our common stock at a conversion price of $27.58 per share subject to certain adjustments. The notes accrue interest at an annual rate of 3.5%, and we are obligated to pay interest on March 15 and September 15 of each year, beginning on September 15, 2002. The notes will mature on March 15, 2007 and are redeemable at our option on or after March 20, 2005, or earlier if the price of our common stock exceeds specified levels. In addition, the holders of the notes may require us to repurchase the notes if we undergo a change in control. Therefore, in March 2007, or earlier if we undergo a change in control, we may use a significant portion of our cash balance to repay the $200.0 million principal amount of our convertible debt. If our cash balance at any time is insufficient to meet our obligations under the notes, we would have to seek additional financing, if available, to support our obligations under the notes. In addition, we expect to make interest payments on the notes of $5.8 million in 2002, $7.0 million per year for years of 2003 through 2006, and $1.2 million in 2007, assuming all the notes remain outstanding until their maturity date.

        Other significant commercial commitments include the following:

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  Purchase commitments totaling $19.1 million to contractors related to the design and construction of our new office and manufacturing facility;

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  Purchase commitments totaling $10.4 million to Lonza in non-cancelable orders related to future deliveries of our product candidates for use in our clinical trials over approximately the next twelve months;

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  A monthly suite fee of approximately $1.0 million plus 15% raw material charge to Lonza for our exclusive use of a cell culture production suite within one of Lonza's facilities over the five-year period ending August 2006;

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  An annual maintenance fee of $50,000 for our exclusive worldwide rights to commercialize ABX-CBL. In addition, we commit at least $1.0 million annually to the development of ABX-CBL until ABX-CBL receives regulatory approval as a commercial product in any country and to pay royalties on potential product sales. If we fail to fulfill this commitment, we would lose the CBL license and not be able to continue the development of ABX-CBL;

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  A commitment to share equally all the development costs for ABX-CBL pursuant to our joint development and commercialization agreement with SangStat. Development costs are determined by the development plan agreed upon by a joint steering committee. We and SangStat share responsibility for product development;

  •
  A commitment to share equally all development costs for ABX-EGF pursuant to our joint development and commercialization agreement with Immunex. Development costs are determined by the development plan agreed upon by a joint steering committee. We and Immunex share responsibility for product development; and

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  Research funding commitments totaling approximately $4.1 million over the two-year period from November 2001 to October 2003 for pre-clinical studies performed by Gliatech, Inc. in connection with a license, development and commercialization agreement. In addition, we have committed to make payments for the achievement of certain development milestones and to pay royalties based on potential product sales, if any.

Quantitative and Qualitative Disclosures About Market Risk

        Interest Rate Risk.    The objective of our investment activities is to preserve principal, while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we invest in highly liquid, investment grade and government debt securities. Our investments in debt securities are subject to interest rate risk. To minimize the exposure due to an adverse shift in interest rates, we invest in short-term securities and our goal is to maintain an average maturity of approximately one year. A hypothetical 1.0% per annum increase in interest rates would result in a decrease in the fair market value of our debt securities of approximately $7.6 million, at March 31, 2002 and approximately $5.6 million at December 31, 2001.

        Equity Price Risk.    We are exposed to equity price risk on strategic investments, such as those we have made in CuraGen Corporation, Immunogen, Inc. and MDS Proteomics Inc. We typically do not attempt to reduce or eliminate our market exposure on these securities. With respect to CuraGen and Immunogen, each of whose common stock trades on public exchanges, the aggregate market value of these securities was approximately $45.3 million and $64.1 million as of March 31, 2002 and December 31, 2001, respectively. As of June 30, 2002, the aggregate market value of these securities was approximately $14.9 million, reflecting a further decline in market value of $30.4 million during the three months then ended. Accordingly, we recorded impairment charges of $34.7 million for the three months ended March 31, 2002 and of $30.4 million for the three months ended June 30, 2002, related to our investments in CuraGen and Immunogen. The trading prices of shares of CuraGen and Immunogen have fluctuated significantly since we purchased these securities. For example, for the three months ended June 30, 2002 the market prices of CuraGen and Immunogen common stock declined by approximately 65% and 76%, respectively. Each additional 10% decrease in market value of these securities would result in a decrease in value of approximately $1.5 million from the fair value of those investments at June 30, 2002. Additional price declines could cause us to record additional impairment charges in future periods.

        An adverse movement of equity market prices generally could also have an impact on the valuation of our non-marketable strategic equity securities, such as MDS Proteomics. Such a movement and the related underlying economic conditions could negatively impact the prospects of any company we invest in, that company's ability to raise capital and the likelihood of our being able to realize our investment in that company through liquidity events such as a public offering, merger or private sale. For the three months ended June 30, 2002, we incurred a $7.1 million charge related to a write-down of our investment in MDS Proteomics, and we may incur future writedowns of these securities. At June 30, 2002, our non-marketable strategic equity securities had a carrying value of $7.9 million.

BUSINESS

        You should read the following description of our business in conjunction with the information included elsewhere in this prospectus. The description contains certain forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan," and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. Our actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth in this prospectus.

Abgenix

        We are a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including cancer, inflammatory and autoimmune disorders, transplant-related diseases, cardiovascular disease and infectious diseases. We have proprietary technologies that facilitate rapid generation of highly specific, fully human antibody therapeutic product candidates that bind to disease targets appropriate for antibody therapy. We developed our XenoMouse technology, a technology utilizing genetically modified mice to generate fully human antibodies. We also own a technology that enables the rapid identification of antibodies with desired function and characteristics, referred to as SLAM technology. In our newly developed XenoMax technology, we use SLAM technology to select and isolate antibodies with particular function and characteristics from antibody-producing cells generated by XenoMouse animals. We believe XenoMax technology enhances our capabilities in product development and flexibility in manufacturing. We intend to use our technologies to build a large and diversified product portfolio that we expect to develop and commercialize through licensing arrangements with pharmaceutical companies and others, through joint development and through internal product development programs. We have entered into a variety of contractual arrangements with multiple pharmaceutical, biotechnology and genomics companies involving our XenoMouse technology. Two of our customers, Pfizer, Inc. and Amgen, Inc., have initiated clinical trials with fully human antibodies generated from XenoMouse animals. In addition, we have four proprietary antibody product candidates in clinical trials, one of which we have agreed to co-develop and commercialize with Immunex Corporation and one of which we have agreed to co-develop and commercialize with SangStat Medical Corporation.

Preclinical Research and Development

        Our preclinical research and development efforts have been focused on:

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  the identification of antigen targets, which are proteins or other molecules, that are potential targets for antibody therapy;

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  the generation of antibodies that bind to those antigen targets; and

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  laboratory testing or screening of the antibodies we generate to identify those with function and characteristics that make them promising candidates for further development.

        We identify antigen targets largely through licensing or collaboration agreements with other companies that have ownership interests or intellectual property rights in antigen targets that are of interest to us, or have particular methods of identifying potential antigen targets. We also conduct our own preclinical antigen target validation research. We generate and screen antibodies through use of our XenoMouse and XenoMax technologies. After we have identified antibodies of interest, we conduct in vitro experiments and in vivo experiments using animal models to provide further data about the potential therapeutic value of the antibodies for treatment of a variety of diseases or indications. Our preclinical activities also include improvement of production methods and support of collaborations.

Overview of Proprietary Products

        We have four proprietary antibody therapeutic product candidates in clinical trials, two of which are being co-developed with our collaborators, as follows:

  •
  ABX-EGF—Generated using XenoMouse technology, ABX-EGF is a fully human antibody therapeutic product candidate for the treatment of a variety of cancers. In July 2000, we entered into the joint development and commercialization agreement with Immunex for ABX-EGF. The status of clinical trials for ABX-EGF is as follows:

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  Various cancers—We initiated a Phase I clinical trial for ABX-EGF in cancer in July 1999 and enrollment is ongoing.

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  Renal cell cancer—We initiated a Phase II clinical trial evaluating the effect of ABX-EGF as monotherapy in patients with renal cell cancer in April 2001 and enrollment is ongoing.

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  Non-small cell lung cancer—Immunex initiated a Phase II clinical trial for ABX-EGF in non-small cell lung cancer in combination with standard chemotherapy, compared to standard chemotherapy alone, in July 2001 and enrollment is ongoing.

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  Colorectal cancer—Immunex initiated a Phase II clinical trial evaluating the effect of ABX-EGF as monotherapy in patients with metastatic colorectal cancer who have previously failed chemotherapy in December 2001 and enrollment is ongoing. Immunex initiated a separate Phase II clinical trial evaluating the effect of ABX-EGF in combination with standard chemotherapy, as first-line treatment in patients with metastatic colorectal cancer in January 2002, in which enrollment is expected to begin in the third quarter of 2002.

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  Prostate cancer—We initiated a Phase II clinical trial evaluating the effect of ABX-EGF in patients with hormone resistant prostate cancer without metastasis in January 2002, in which enrollment is expected to begin in the third quarter of 2002.

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  ABX-CBL—We developed ABX-CBL, an in-licensed mouse antibody, for the treatment of a transplant-related disease known as graft versus host disease, or GVHD. We have completed a Phase II clinical trial for ABX-CBL and initiated a Phase II/III clinical trial in December 1999, in which enrollment was ongoing. In August 2000, we entered into a joint development and commercialization agreement with SangStat for ABX-CBL.

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  ABX-MA1—Generated using XenoMouse technology, ABX-MA1 is a fully human antibody therapeutic product candidate for the treatment of a variety of cancers. We filed an IND in December 2001 and initiated a Phase I clinical trial for ABX-MA1 in metastatic melanoma in February 2002, in which enrollment is expected to begin in the third quarter of 2002.

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  ABX-IL8—Generated using XenoMouse technology, ABX-IL8 is a fully human antibody therapeutic product candidate for the treatment of inflammatory diseases and cancer, including psoriasis, chronic obstructive pulmonary disease, or COPD, and metastatic melanoma. The status of clinical trials for ABX-IL8 is as follows:

  •
  Psoriasis—We have completed Phase I, Phase I/II and Phase IIa clinical trials, and, in May 2002, a Phase IIb clinical trial. After analyzing the results of the Phase IIb trial, we reached the conclusion that the results did not warrant continuing to develop ABX-IL8 as a treatment for psoriasis. Accordingly, we have terminated this program.

  •
  Chronic obstructive pulmonary disease—We initiated a Phase IIa clinical trial in September 2001 and enrollment is ongoing. After analyzing the results of the psoriasis Phase IIb trial, we decided to stop accruing patients to this study and to conclude this study as quickly as possible, consistent with patient safety follow-up.

    •
    Metastatic melanoma—We filed an IND in December 2001 and initiated a Phase II clinical trial in February 2002, in which enrollment was expected to begin in the second quarter of 2002. After analyzing the results of the psoriasis Phase IIb trial, we decided that we will not proceed with this study.

        We will expend significant capital to conduct clinical trials for our proprietary product candidates, including several Phase I and II clinical trials we plan to initiate in 2002. We believe that more extensive clinical data will enable us to enter into additional contractual arrangements related to those proprietary product candidates. We expect that this will substantially increase our capital needs over the next few years and increase our operating losses. However, we believe that we will be able to receive more favorable terms from our contract parties if we have completed significant development of these products.

        In addition to our proprietary antibody therapeutic product candidates in clinical trials, there are two customer-developed antibodies generated with XenoMouse technology in clinical trials as follows:

    •
    Pfizer, Inc.—We generated a XenoMouse-derived fully human antibody therapeutic product candidate for treating cancer, which Pfizer has advanced into clinical trials.

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    Amgen, Inc.—We generated a XenoMouse-derived fully human antibody therapeutic product candidate that binds to an undisclosed antigen target, which Amgen has advanced into clinical trials.

Background

The Normal Antibody Response

        The human immune system protects the body against a variety of infections and other illnesses. Specialized cells, which include B-cells and T-cells, work in concert with the other components of the immune system to recognize, neutralize and eliminate from the body numerous foreign substances, infectious organisms and malignant cells. In particular, B-cells generally produce protein molecules, known as antibodies, which are capable of recognizing substances potentially harmful to the human body. Such substances are called antigens. Upon being bound by an antibody, antigens can be neutralized or blocked from interacting with and causing damage to the body. In order to effectively neutralize or eliminate an antigen without harming normal cells, the immune system must be able to generate antibodies that bind tightly (i.e., with high affinity) to one specific antigen (i.e., with specificity).

        All antibodies have a common core structure composed of four subunits, two identical light (L) chains and two identical heavy (H) chains, named according to their relative size. The heavy and light chains are assembled within the B-cell to form an antibody molecule that consists of a constant region and a variable region. As shown in the diagram below, one can represent an antibody molecule schematically in the form of a "Y" structure.

        The base of the "Y," together with the part of each arm immediately next to the base, is called the constant region because its structure tends to be very similar across all antibodies. In contrast, the variable regions are at the end of the two arms and are unique to each antibody with respect to their three-dimensional structures and protein sequences. Because variable regions define the specific binding sites for a variety of antigens, there is a need for significant structural diversity in this portion of the antibody molecule. The immune system achieves such diversity primarily through a unique mode of assembly involving a complex series of recombination steps for various gene segments of the variable region, including the V, D and J segments (see the diagram below).

        The human body is repeatedly exposed to a variety of different antigens. Accordingly, the immune system must be able to generate a diverse repertoire of antibodies that are capable of recognizing these multiple antigen structures with a high degree of specificity. The immune system has evolved a two-step mechanism in order to accomplish this objective. The first step, immune surveillance, is achieved through the generation of diverse circulating B-cells, each of which assembles different antibody gene segments in a semi-random fashion to produce and display on its surface a specific antibody. As a result, the body generates a large number of distinct, albeit lower affinity, circulating antibodies so as to recognize essentially any foreign antigen that enters the body. While capable of recognizing the antigens as foreign, these lower affinity antibodies are generally incapable of effectively neutralizing them.

        This limitation of the immune surveillance process is generally overcome by the normal immune system in a second step called "affinity maturation." Triggered by the initial binding to a specific antigen, the immune system then primes the small fraction of B-cells that recognize this antigen to progressively generate antibodies with higher and higher affinity through a process of repeated mutation and selection. As a result, the reactive antibodies develop increasingly higher specificity and affinity with the latter being potentially a hundred to a thousand times higher than those generated in the immune surveillance process. These more specific, higher affinity antibodies have a greater likelihood of effectively neutralizing or eliminating the antigen while minimizing the potential of damaging healthy cells.

Antibodies as Products

        Recent advances in the technologies for creating and producing antibody products, coupled with a better understanding of how antibodies and the immune system function in key disease states, have led to renewed interest in the commercial development of antibodies as therapeutic products. According to a survey by the Pharmaceutical Research and Manufacturers of America, antibodies accounted for over 20% of all biopharmaceutical products in clinical development in February 2000. We are currently aware of ten antibody therapeutic products approved for marketing in the United States. These products are Orthoclone, ReoPro, Rituxan, Zenapax, Herceptin, Synagis, Remicade, Simulect, Mylotarg and Campath. These products are currently being marketed for a wide range of medical disorders such as transplant rejection, cardiovascular disease, cancer and infectious diseases.

        We believe that, as products, antibodies have several potential clinical and commercial advantages over traditional therapies. These advantages include the following:

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  faster product development;

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  fewer unwanted side effects as a result of high specificity for the disease target;

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  greater patient compliance and higher efficacy as a result of favorable pharmacokinetics;

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  ability to deliver various payloads, including drugs, radiation and toxins, to specific disease sites; and

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  ability to elicit a desired immune response.

Limitations of Current Approaches to Development of Antibody Therapeutic Products

        Despite the early recognition of antibodies as promising therapeutic agents, a number of commercial and technical limitations have hampered most approaches thus far to develop them as products. Researchers aimed their initial efforts at the development of hybridoma cells from mice. Such hybridoma cells are immortalized mouse antibody-secreting B-cells. Researchers derive these hybridoma cells from normal mouse B-cells that have been fused with a perpetually-growing cell so that they are capable of reproducing over an indefinite period of time. They are then cloned to produce a homogeneous population of identical cells that produce antibodies called monoclonal antibodies that are identical in their structure and functional characteristics.

        While mouse monoclonal antibodies can be generated to bind to a number of antigens, they contain mouse protein sequences and tend to be recognized as foreign by the human immune system. As a result, the human body quickly eliminates them and they have to be administered frequently. When patients are repeatedly treated with mouse antibodies, they will begin to produce antibodies that effectively neutralize the mouse antibody, a reaction referred to as a Human Anti-Mouse Antibody, or HAMA, response. In many cases, the HAMA response prevents the mouse antibodies from having the desired therapeutic effect and may cause the patient to have an allergic reaction. The potential use of mouse antibodies is thus best suited to situations where the patient's immune system is compromised or where only short-term therapy is required. In such settings, the patient is often incapable of producing antibodies that neutralize the mouse antibodies or has insufficient time to do so.

        Recognizing the limitations of mouse monoclonal antibodies, researchers have developed a number of approaches to make them appear more human-like to a patient's immune system. For example, improved forms of mouse antibodies, referred to as "chimeric" and "humanized" antibodies, are genetically engineered and assembled from portions of mouse and human antibody gene fragments. While these chimeric and humanized antibodies are more human-like, they still retain a varying amount of the mouse antibody protein sequence, and accordingly may continue to trigger the HAMA response.

        Additionally, the humanization process can be expensive and time consuming, requiring at least two months and sometimes over a year of secondary manipulation after the initial generation of the mouse antibody. Once the humanization process is complete, the remodeled antibody gene must then be expressed in a recombinant cell line appropriate for antibody manufacturing, adding additional time before the production of preclinical and clinical material can be initiated. In addition, the combination of mouse and human antibody gene fragments can result in a final antibody product which is sufficiently different in structure from the original mouse antibody that a decrease in specificity or a loss of affinity results.

Human Antibodies

        The HAMA response can potentially be avoided through the generation of antibody therapeutic products with fully human protein sequences. Such fully human antibodies may increase the market acceptance and expand the use of antibody therapeutics. Researchers have developed several antibody technologies to produce antibodies with 100% human protein sequences (see the diagram above). One approach to generating human antibodies, called "phage display" technology, involves the cloning of human antibody genes into bacteriophages, viruses that infect bacteria, in order to display antibody fragments on the surfaces of bacteriophage particles. This approach attempts to mimic in vitro the immune surveillance and affinity maturation processes that occur in the body. Because phage display technology cannot take advantage of the naturally occurring in vivo affinity maturation process, the antibody fragments initially isolated by this approach are typically of moderate affinity. In addition, further genetic engineering is required to convert the antibody fragments into fully assembled antibodies and significant manipulation, taking from several months to a year, may be required to increase their affinities to a level appropriate for human therapy. Before pre-clinical or clinical material can be produced, the gene encoding the antibody derived from phage display technology must, as with a humanized antibody, be introduced into a recombinant cell line.

        Two additional approaches involving the isolation of human immune cells have been developed to generate human antibodies. One such approach is the utilization of immunodeficient mice that lack both B- and T-cells. Researchers transplant human B-cells and other immune tissue into these mice which are then subsequently immunized with target antigens to stimulate the production of human antibodies. However, this process is generally limited to generating antibodies only to nonhuman antigens or antigens to which the human B-cell donor had previously responded. Accordingly, this approach may not be suitable for targeting many key diseases such as cancer, and inflammatory and autoimmune disorders for which appropriate therapy might require antibodies to human antigens. The other approach involves collecting human B cells that have been producing desired antibodies from patients exposed to a specific virus or pathogen. As with the previous approach, this process may not be suitable for targeting diseases where antibodies to human antigens are required, and therefore is generally limited to infectious disease targets which will be recognized as foreign by the human immune system.

The Abgenix Solution—XenoMouse and XenoMax Technologies

        Our approach to generating human antibodies with fully human protein sequences is to use genetically engineered strains of mice in which mouse antibody gene expression is suppressed and functionally replaced with human antibody gene expression, while leaving intact the rest of the mouse immune system. Rather than engineering each antibody product candidate, these transgenic mice capitalize on the natural power of the mouse immune system in surveillance and affinity maturation to produce a broad repertoire of high affinity antibodies. By introducing human antibody genes into the mouse genome, transgenic mice with such traits can be bred indefinitely. Importantly, these transgenic mice are capable of generating human antibodies to human antigens because the only human products expressed in the mice (and therefore recognized as "self") are the antibodies themselves. The mouse thus recognizes any other human tissue or protein as a foreign antigen and the mouse will mount an immune response. Abnormal production of certain human proteins, such as cytokines and growth factors or their receptors, has been implicated in various human diseases. Neutralization or elimination of these abnormally produced or regulated human proteins with the use of human antibodies could ameliorate or suppress the target disease. Therefore, the ability of these transgenic mice to generate human antibodies against human antigens could offer an advantage to drug developers compared with some of the other approaches described previously. A challenge with this approach, however, has been to introduce enough of the human antibody genes in appropriate configuration into the mouse genome to ensure that these mice are capable of recognizing the broad diversity of antigens relevant for human therapies.

        To make our transgenic mice a robust tool capable of consistently generating high affinity antibodies that can recognize a broad range of antigens, we equipped the XenoMouse with approximately 80% of the human heavy chain antibody genes and a significant amount of the human light chain genes. We believe that the complex assembly of these genes together with their semi-random pairing allows XenoMouse animals to recognize a diverse repertoire of antigen structures. XenoMouse technology further capitalizes on the natural in vivo affinity maturation process to generate high affinity, fully human antibodies. In addition, we have developed multiple strains of XenoMouse animals, each of which is capable of producing a different class of antibody to perform different therapeutic functions. We believe that our various XenoMouse strains will provide maximum flexibility for drug developers in generating antibodies of the specific type best suited for a given disease indication.

        We obtain the antibodies generated by XenoMouse animals by extracting the antibody-producing B cells. We can transform these B-cells into hybridomas to generate the quantities of antibodies needed for standard methods of assaying and selecting antibodies for further development. Hybridoma technology captures only about 1% of the antibodies originally generated by the mouse. Alternatively, we can submit the B-cells to our proprietary Selected Lymphocyte Antibody Method (SLAM) technology, which cultures the B-cells directly and rapidly assays them over a period of several days using a microplate-based, high throughput system. Using SLAM, we can typically increase the number of different antigen-reactive monoclonal antibodies identified in a single experiment by 100 to 1000-fold compared to hybridoma technology. We use the term XenoMax technology to refer to the use of SLAM technology together with XenoMouse technology.

        We use the term XenoMax technology to refer to the use of XenoMouse technology together with SLAM technology, which we acquired through our November 2000 acquisition of Abgenix Biopharma Inc. Our XenoMax technology enhances the speed and capability of generating fully human, high affinity antibodies. XenoMax technology allows researchers to rapidly scan the majority of the immune repertoire of an immunized XenoMouse animal, and to identify B-cells that produce antibodies with the desired functional properties and the optimal affinities. Using rapid microplate-based assays to measure and rank antibodies according to design goals (e.g., potency, affinity, specificity), XenoMax technology can identify individual B-cells producing extremely high-quality antibodies. It can also recover the antibody encoding genes. Within three to five weeks after immunizing XenoMouse animals, XenoMax technology can produce a ranked set of recombinant antibody candidates resulting from the harvested B-cells. We believe XenoMax technology can speed product development timelines by allowing researchers to move directly into pre-clinical assessment of panels of suitable recombinant candidate antibody products, each ready for manufacturing scale-up. XenoMax technology samples up to 2 million B-cells per immunized XenoMouse animal, dramatically increasing the number of antibodies from which to choose optimal therapeutic product candidates. In contrast to phage display technology, antibodies derived from XenoMax technology retain their native pairing of heavy and light chains, and do not require in vitro affinity and/or potency maturation.

        Other approaches to generating fully human antibodies from mice that we understand are being pursued by competitors include: (i) transgenic mice containing heavy human chain and human light chain genes on a "minilocus" (which are mice that possess a relatively small number of representative human heavy and light chain genes in their genome), (ii) "transchromosomic" mice that contain large numbers of human heavy chain and light chain genes on one or more separate, or extra, chromosomes, and (iii) "UltiMab™"mice that are generated as a result of breeding "minilocus" containing mice with "transchromosomic" mice. "Transchromosomic" mice were developed by Kirin Brewing Co., Ltd. It is our understanding that "UltiMab" mice were developed by a collaboration between Medarex, Inc. and Kirin Brewing Co. and are currently used by Medarex, Kirin, GenPharm International, Inc. and GenMab A/S. Also, Xenerex Biosciences, a subsidiary of Avanir Pharmaceuticals, uses a technology in which human B cells and T cells are implanted in mice with compromised immune systems.

        In addition to the generation of human antibodies from mice, we understand that competitors such as Cambridge Antibody Technology Group plc, MorphoSys AG and Dyax Corporation utilize phage display technology for the generation of human antibodies from phage display libraries derived from human samples. BioSite Incorporated, through a collaboration with Medarex, generates human antibody phage display libraries from immunized "UltiMab" mice. It is our understanding that these libraries are not used for deriving therapeutic antibody products.

Our Technology Advantages

        We believe that our technologies offer the following advantages:

        Producing antibodies with fully human protein sequences.    Our XenoMouse technology, unlike chimeric and humanization technologies, allows the generation of antibodies with 100% human protein sequences. We do not expect antibodies created using XenoMouse technology to cause a HAMA response even when administered repeatedly to patients without compromised immune systems. For this reason, we expect antibodies produced using XenoMouse technology to offer a better safety profile and to be eliminated less quickly from the human body, reducing the frequency of dosing.

        Generating a diverse antibody response to essentially any disease target appropriate for antibody therapy.    Because we have introduced a substantial majority of human antibody genes into XenoMouse animals, the technology has the potential to generate high affinity antibodies that recognize more antigen structures than some other transgenic technologies. In addition, through immune surveillance, we expect XenoMouse technology to be capable of generating antibodies to almost any medically relevant antigen, human or otherwise. For a given antigen target, having multiple antibodies to choose from could be important in selecting the optimal antibody product.

        Generating high affinity antibodies that do not require further engineering.    XenoMouse technology uses the natural in vivo affinity maturation process to generate antibody product candidates, usually in two to four months. These antibody product candidates may have affinities as much as a hundred to a thousand times higher than those seen in phage display. In contrast to antibodies generated using humanization and phage display technology, we and our customers can produce XenoMouse antibodies without the need for any subsequent engineering, a process that at times has proven to be challenging and time consuming. By avoiding the need to further engineer antibodies, we reduce the risk that an antibody's structure and therefore functionality will be altered between the initial antibody selected and the final antibody placed into production.

        Enabling more efficient product development.    XenoMouse technology can potentially produce multiple product candidates more quickly than humanization and phage display technology and we and our customers can conduct pre-clinical testing on several antibodies in parallel to identify the optimal product candidate that will be tested in clinical trials.

        Providing flexibility in choosing manufacturing processes.    Once we have identified an antibody with the desired characteristics, we can produce preclinical material either directly from hybridomas or from recombinant cell lines. Humanized and phage display antibodies, having been engineered, cannot be produced in hybridomas. In addition to potential timesaving, production in hybridomas avoids the need to license certain third party intellectual property rights covering certain processes for production of antibodies in recombinant cell lines.

        Enhancing the speed and capability of generating fully human, high affinity antibodies.    Our XenoMax technology allows researchers to rapidly scan the majority of the immune repertoire of an immunized XenoMouse animal to identify B-cells that produce antibodies with the desired functional properties and the optimal affinities. We believe XenoMax technology can speed product development timelines by allowing researchers to move directly into preclinical assessment of panels of suitable recombinant candidate antibody products, each ready for manufacturing scale-up.

Abgenix Strategy

        Our objective is to be a leader in the generation, development and commercialization of novel antibody-based biopharmaceutical products. Key elements of our strategy to accomplish this objective include the following:

        Building a large and diversified product portfolio.    Utilizing our XenoMouse and XenoMax technologies, we intend to build a large and diversified product portfolio, including a mix of out-licensed and internally developed product candidates. We and our collaborators are targeting serious medical conditions, including cancer, inflammation, autoimmune diseases, transplant rejection, cardiovascular disease, growth factor modulation, neurological diseases and infectious diseases. For our internal programs, we intend to enter into contractual agreements with leading academic researchers and companies involved in the identification and development of novel antigens. We believe the speed and cost advantages of our technology will enable us to make cost-effective use of available human and capital resources. We can thus pursue multiple product candidates in parallel as far as completion of the Phase II clinical stage before entering into a contractual agreement to complete clinical and developmental stages and to bring the product candidate to market. Thus, we believe we can create a package that includes antigen rights, human antibodies, and preclinical and clinical data for use by us or for marketing to potential contract parties.

        Leveraging XenoMouse technology through licensing.    We intend to diversify our product portfolio and generate revenues by licensing XenoMouse technology to pharmaceutical and biotechnology companies interested in developing antibody-based products. We have established technology licenses with thirty-one customers covering numerous antigen targets. To date, many of these licensees have each entered into new or expanded licenses that allow them to specify additional antigens for XenoMouse antibody development. We expect to enter into additional XenoMouse technology licenses over time. The financial terms of our XenoMouse technology licenses often include upfront payments, potential license fees and milestone payments plus royalties on any future product sales. These agreements typically allow our licensee to generate fully human antibodies to one or more specific antigen targets provided by the licensee. In most cases, we have provided our mice to licensees who then carry out immunizations with their specific antigen target. In other cases, we immunize the mice with the licensee's antigen target for additional compensation. Our licensees are required to obtain product licenses for any antibody product they wish to develop and commercialize.

        Establishing collaborations for proprietary product candidates.    We also intend to build our product portfolio and generate revenues by licensing proprietary product candidates. These proprietary product collaborations would involve antibodies made to antigen targets that we source. After generating antibody product candidates and self-funding clinical activities to determine preliminary safety and efficacy, we intend to enter into development and commercialization agreements with contract parties for these proprietary product candidates that we created. For most of our products, we may enter into proprietary product contracts before entering the Phase III clinical development stage allowing the contract parties to complete development and to market the product. For other products, we may develop the product through clinical trials and license the product candidate to a contract party for marketing.

        The financial terms of these product contracts could include license fees upon signing, milestone payments, and reimbursement for research and development activities that we perform, plus profit-sharing or royalties on future product sales, if any. Given our greater investment in creating a proprietary product candidate, we expect that an arrangement for these product candidates could afford higher payments and royalty rates than a typical XenoMouse technology contract. We have entered into two such product contracts: with Immunex for ABX-EGF; and with SangStat for ABX-CBL.

Proprietary Product Development Programs

        We are currently developing antibody therapeutics for a variety of indications. The table below sets forth the current development status of our proprietary product candidates:

Proprietary Product Candidate	Indication		Status(1)
ABX-EGF	Various cancers		Phase I
	Renal cell cancer		Phase II
	Non-small cell lung cancer		Phase II	(2)
	Colorectal cancer		Phase II	(2)
	Colorectal cancer (with chemotherapy	)	Phase II	(2)
	Prostate cancer		Phase II
ABX-CBL	Graft versus host disease		Phase II/III
ABX-MA1	Metastatic melanoma		Phase I
ABX-IL8	Chronic obstructive pulmonary disease		Phase IIa

(1)
"Phase I" indicates safety and proof of concept testing in a limited patient population and toxicology testing in animal models. "Phase II" indicates safety, dosing and efficacy testing in a limited patient population. "Phase III" indicates safety and efficacy testing with a larger patient population.

(2)
Clinical trial managed by Immunex.

ABX-EGF

        Tumor cells that overexpress epidermal growth factor receptors, or EGFr, on their surface often depend on EGFr's activation for growth. EGFr is overexpressed in a variety of cancers including lung, breast, ovarian, bladder, prostate, colorectal, kidney and head and neck. This activation is triggered by the binding to EGFr by epidermal growth factor, or EGF, or Transforming Growth Factor alpha, or TGFa, both of which are expressed by the tumor or by neighboring cells. We believe that blocking the ability of EGF and TGFa to bind with EGFr may offer a treatment for certain cancers. ABX-EGF, a fully human monoclonal antibody generated using XenoMouse technology, binds to EGFr with high affinity and has been shown to inhibit tumor cell proliferation in vivo and cause eradication of EGF dependent human tumors established in mouse models. We are conducting pre-clinical studies and assessing which tumor types to pursue as possible targets for treatment with ABX-EGF. Published studies have shown that ABX-EGF can inhibit growth of EGF-dependent human tumors cells in mouse models. ABX-EGF has also demonstrated the ability to reverse cancer cell growth and cause eradication of established tumors in mice even when administered after significant tumor growth has occurred. Furthermore, in these models where tumors were eradicated, researchers did not observe any relapse of the tumor after discontinuation of the antibody treatment.

        Clinical Status.    In July 1999, we initiated a Phase I dose-escalating human clinical trial examining the safety, pharmacokinetics and biological activity of multiple doses of ABX-EGF in patients with a variety of advanced cancers. We first reported data on this ongoing study in November 2001 and presented updated information at the annual meeting of the American Society for Clinical Oncology in May 2002. Forty-six patients had been recruited to this study at that time. ABX-EGF appeared to be well tolerated at weekly doses ranging up to 3.5 mg/kg. We did not observe any allergic reactions, clinically significant infusion-related reactions or human anti-human antibody formation. At doses greater than or equal to 2.0 mg/kg, typical EGF receptor mediated skin rashes were seen in 100% of patients. Six patients who had received ABX-EGF as monotherapy (doses of 0.1 or 0.75, 2.5 or 3.5 mg/kg), achieved a partial response, minor response or disease stabilization.

        On the basis of preliminary results from the ongoing Phase I clinical study, we and Immunex initiated five Phase II studies in April, July, and December of 2001 and January of 2002. The first Phase II study is evaluating the effect of ABX-EGF monotherapy in patients with renal cell cancer. An interim analysis of this study was reported at the annual meeting of the American Society of Clinical Oncology in May 2002. A total of 88 patients with metastatic renal cell cancer had been included and treated in this ABX-EGF monotherapy study at the time. ABX-EGF was given weekly in doses of 1.0, 1.5, 2.0, and 2.5 mg/kg to cohorts of approximately 20 patients each. ABX-EGF was administered for 8 weeks or until patients demonstrated progressive disease. Eighty-nine percent of patients included in this study had received prior systemic therapy and the majority of patients had received more than one prior systemic regimen. ABX-EGF was generally well tolerated. No allergic reactions, clinically significant infusion-related reactions, or human anti-human antibody formation were observed. A dose-related typical EGFr mediated skin rash was observed with an incidence of 100% at a dose level of 2.5 mg/kg. Single agent biological activity was seen in this heavily pre-treated patient population with 3 partial responses, 2 minor response and 50% stable disease reported.

        We are conducting the second Phase II study in patients with non small cell lung cancer receiving either standard chemotherapy with carboplatin and paclitaxel alone or in combination with ABX-EGF. The third Phase II study is evaluating the effect of ABX-EGF monotherapy in patients with metastatic colorectal cancer who have previously failed chemotherapy. The fourth Phase II study is evaluating the effect of ABX-EGF monotherapy in patients with hormone resistant prostate cancer without metastasis. The fifth Phase II study is evaluating the effect of ABX-EGF in combination with standard chemotherapy, as first-line treatment in patients with metastatic colorectal cancer. We and Immunex plan to initiate further Phase II studies in 2002.

ABX-CBL

        The CBL antigen is selectively over-expressed on activated immune cells including T-cells, B-cells and certain macrophages. We obtained an exclusive license to ABX-CBL in February 1997. We believe we can utilize that mouse antibody to treat GVHD patients because their immune system is either non-functioning or severely suppressed and, therefore, should not generate any HAMA responses. We believe ABX-CBL has the ability to destroy activated immune cells without affecting the rest of the immune system.

        Graft Versus Host Disease.    We are co-developing ABX-CBL with SangStat. The goal for the development program is to reduce unwanted immune responses that occur in GVHD. GVHD is a life-threatening complication that frequently occurs following an allogeneic bone marrow transplant, or BMT. BMTs are used in the treatment of patients with end-stage leukemia, certain other serious cancers and immune system disorders. An allogeneic BMT procedure involves transferring marrow, the graft, from a healthy person into an immunosuppressed patient, the host. The transplant is intended to restore normal circulating immune cells to a patient whose own immune system is functionally deficient or has been damaged by the treatment of an underlying disease such as cancer and, therefore, does not have the ability to mount a sufficient immune response. Often a portion of the graft recognizes the host's own cells as foreign, becomes activated and attacks them, resulting in GVHD. It typically involves damage to multiple organ systems, including the skin, liver and intestines. GVHD causes extreme suffering and is the primary cause of death in allogeneic BMT patients. It is estimated that approximately 12,000 allogeneic BMTs were performed worldwide in 1998, and this number has been growing at about 15% per year. GVHD occurs in approximately 50% of allogeneic BMTs and the treatment costs for GVHD in the United States are estimated to be about $80,000 per patient. Based on a published clinical study, it is estimated that roughly 50% of patients with GVHD fail to respond to current treatments, which consist of corticosteroids and other drug treatments to suppress the grafted immune cells. Less than 15% of steroid-resistant GVHD sufferers survive for more than one year. We believe that a safer and more effective treatment for GVHD could result in increased use of BMTs.

        Clinical Status.    We completed a multi-center Phase II clinical trial for ABX-CBL for the treatment of steroid-resistant, grade II to IV GVHD. We submitted data from 27 patients included in the Phase II study to the FDA. As an extension to the original Phase II trial protocol, we have enrolled an additional 32 patients. The trial studied four escalating intravenous dose regimens. We conducted the trial at nine sites and the trial involved 59 patients evaluated for safety, 51 of which were evaluable for response of GVHD. A clinical response was defined as a two-grade improvement in the International Bone Marrow Transplant Registry GVHD Severity Scale. GVHD is graded based on clinical symptoms from grade I, which is the mildest form, to grade IV, which is the most severe form. Three of eight patients responded in the lowest dose cohort. Twenty-three of 43 patients responded among the three highest doses.

        In December 1999, we reported additional data from this trial regarding survival. Among patients in the three higher dose cohorts (0.1-0.3 mg/kg), 52% (26 of 50) survived at least 100 days from the start of treatment with ABX-CBL. This compared to a 22% (2 of 9) survival rate in the presumed no effect dose cohort (0.01 mg/kg).

        In December 2000, we reported the following results of longer term follow up: 22% of patients receiving the presumed no effect dose (0.01 mg/kg) of ABX-CBL were alive at 180 days following treatment initiation, while 48% of patients receiving the higher dose were alive at this time point.

        Thirteen of the 59 patients treated in the Phase II study received additional treatment with ABX-CBL in a separate retreatment study. Six of these patients (46%) were alive at least 180 days after their first dose of ABX-CBL.

        In addition, 20 patients received treatment with ABX-CBL in a compassionate use study for treatment of steroid resistant acute GVHD and for chronic GVHD. Forty percent of the patients with acute GVHD and 25% of patients with chronic GVHD responded to treatment with ABX-CBL.

        We assessed immune reaction to the mouse antibody in all patients included in these studies and we did not detect any HAMA response. Furthermore, researchers observed no adverse clinical responses consistent with an antibody-induced allergic reaction.

        In December 1999, we initiated a Phase II/III clinical trial with ABX-CBL. The results of the Phase II/III trial may not be favorable or may not extend the findings of the original Phase II study. The FDA may view the results of our Phase II/III trial as insufficient and may require additional clinical trials. There are several issues that could adversely affect the clinical trial results, including the lack of a standard therapy for GVHD patients in the control group, unforeseen side effects, variability in the number and types of patients in the study, and response rates required to achieve statistical significance in the study. In addition, we are conducting our clinical trials with patients who have failed conventional treatments and who are in the most advanced stages of GVHD. During the course of treatment, these patients can die or suffer adverse medical effects for reasons that may not be related to ABX-CBL. These adverse effects may affect the interpretation of clinical trial results. We cannot assure you that the FDA will accept the results of the Phase II/III study or other elements of the product license application as being sufficient for approval to market. Additional clinical trials will be extensive, expensive and time-consuming.

        Prior to our obtaining an exclusive license to ABX-CBL, a precursor molecule to ABX-CBL, CBL-1, was studied in four separate studies of patients with GVHD. One such trial, which has been published, involved eleven patients at St. Jude Hospital in Memphis, Tennessee. In this trial, ten patients with steroid-resistant, Grade III to IV GVHD received daily doses of ABX-CBL for up to six weeks. The publication reported that five of ten patients had a complete remission of GVHD, while four of ten had at least a two-grade improvement in their GVHD score. Only one patient did not respond to the therapy. Another patient who received treatment at St. Jude Hospital after publication of the study experienced a two-grade improvement in the patient's GVHD score without adverse side effects. Six additional patients with GVHD received treatment at the University of Wisconsin and

Cook-Ft. Worth Hospital. The reports from these sites indicated that these patients showed similar results to those described in the published trial conducted at St. Jude Hospital, with four of the six patients showing at least a two-grade improvement in their GVHD score. In addition, eight other GVHD patients received treatment at Stanford University and four of the patients were noted to have some improvement in their GVHD score, despite using a dose of less than one-tenth of that employed at the other sites.

        We face the risk that the results of our ABX-CBL clinical trials may not demonstrate the same levels of safety and efficacy as those shown by the clinical trials completed prior to our obtaining an exclusive license to ABX-CBL.

        In November 2000, the FDA granted orphan drug status to ABX-CBL. Orphan drug status provides certain marketing advantages to the seller of a drug having that status.

ABX-MA1

        Melanoma is the most serious cancer of the skin. Currently, it is the seventh most common cancer in the United States. The projected 2001 incidence rate in the U.S. is 51,400 and the projected mortality rate is 7,800. Melanoma can spread in the body through the blood and lymphatic system. Organ involvement by metastases, most commonly to the lungs and liver, is the leading cause of death from the disease. Melanomas that have not spread beyond the site at which they developed are curable by surgical excision. Melanoma that has spread to distant sites is infrequently curable with surgery, although long-term survival is occasionally achieved by resection of metastasis. Radiation therapy may provide symptomatic relief for metastases to brain, bones and viscera. Although advanced melanoma is relatively resistant to standard chemotherapy, some biologic therapies, such as interferon alfa and interleukin-2 have been reported to produce a low percentage of objective responses.

        ABX-MA1 targets a protein called MUC18, a cell surface adhesion molecule that is highly expressed on metastatic melanoma cells but not on normal skin cells. MUC18 has been demonstrated to play a critical role in melanoma growth and metastasis by regulating the adhesion and interaction between melanoma cells and surrounding skin cells and new blood vessel cells. In preclinical studies, binding of the MUC18 antigen by ABX-MA1 inhibited primary melanoma tumor growth and the formation of tumor metastases. MUC18 is also expressed on sarcomas, including smooth muscle and blood vessel-derived sarcomas, prostate and renal cell cancers.

        Clinical Status.    In December 2001, we filed an IND and in February 2002 we initiated a Phase I clinical trial of ABX-MA1 for the treatment of metastatic melanoma. Enrollment is expected to begin in the third quarter of 2002.

ABX-IL8

        IL-8, an inflammatory cytokine produced at sites of inflammation, attracts and activates white blood cells that mediate the inflammation process. A number of pre-clinical studies suggest that excess IL-8 may contribute to the pathology and clinical symptoms associated with some inflammatory disorders. Clinical studies have demonstrated significantly increased levels of IL-8 in tissues or body fluids of patients with certain inflammatory diseases, including psoriasis, reperfusion injury and inflammatory bowel disease. Antibodies to IL-8 have been shown to block immune cell infiltration and the associated pathology in animal models of several of these diseases. Using our XenoMouse technology, we have generated ABX-IL8, a proprietary fully human monoclonal antibody that binds to IL-8 with high affinity. We are currently evaluating ABX-IL8 for possible use in the treatment of chronic obstructive pulmonary disease.

        Chronic obstructive pulmonary disease.    Chronic obstructive pulmonary disease (COPD) is a chronic and debilitating disease marked by inflammation and progressive destruction of lung tissue resulting in shortness of breath, persistent cough, recurrent infections and chronic debilitation. COPD is currently the fourth-leading cause of death in the world and has been estimated to affect over 15 million people in the United States, 60 percent of whom have a severe form of the disease. Studies have correlated elevated levels of IL-8 in the broncho-aveolar fluid and lung tissue of COPD patients with inflammatory cells such as neutrophils, which have been implicated in the chronic destruction of lung tissue in patients with COPD. Pre-clinical studies have shown that antibodies to IL-8 have blocked the migration of neutophils.

        Clinical Status.    In September 2001, we submitted an IND to initiate a Phase IIa double-blind, placebo-controlled study designed to evaluate the efficacy and safety of ABX-IL8 in COPD. We designed the study to include a total of 150 patients across approximately 20 clinical sites in the United States. Patients will receive a total of three doses of ABX-IL8 administered monthy over a two-month period. Efficacy analyses will focus on change in airflow, shortness of breath and disease-related quality of life. After studying the results of our Phase II clinical trials in rheumatoid arthritis and psoriasis, we announced in January 2002 and May 2002 that these results did not support further clinical trials of ABX-IL8. Further, based on a review of those results, we decided in June 2002 to stop accruing patients to the COPD study and to conclude the study as quickly as possible, consistent with patient safety follow-up.

Summary of Contractual Arrangements

Overview

        We have entered into contracts covering numerous antigen targets with thirty-one customers to use our XenoMouse technology to generate and/or develop the resulting fully human antibodies. We have also entered into one agreement in which we licensed our SLAM technology to one party on a non-exclusive basis for the purpose of generating and using antibodies other than antibodies derived from XenoMouse technology or other technology that involves the use of non-human animals, and on a co-exclusive basis for the purpose of antigen discovery. We do not currently intend to license our SLAM technology to any other parties. Pursuant to our XenoMouse contracts, we and our customers intend to generate antibody product candidates for the treatment of cancer, inflammation, autoimmune diseases, transplant rejection, cardiovascular disease, growth factor modulation, neurological diseases and infectious diseases. We expect that substantially all of our revenues for the foreseeable future will result from payments under these and other contracts. The terms of the arrangements vary, but can generally be categorized as follows:

  •
  Antigen Target Sourcing Contracts—We have entered into several target sourcing contracts with genomics and biopharmaceutical companies that may enable us to generate a pipeline of proprietary fully human antibody product candidates. Typically, these contracts provide for Abgenix to make fully human antibodies to the antigen targets provided or identified by the contract counterparty. The contracts typically contain provisions that allow either Abgenix or the other contract party to evaluate and select particular antibodies from the pool of generated antibodies for further development and commercialization. The party selecting an antibody for further development or commercialization will generally pay to the other party license fees, milestone payments and royalty payments on any eventual product sales, in exchange for rights to develop and commercialize the product. We may also agree to purchase the common stock of the contract counterparty in connection with these arrangements, for strategic reasons to enhance the strength of our relationship with the counterparty. For example, we have made equity investments in the common stock of CuraGen and MDS Proteomics in connection with our collaborations with these parties.
  •
  Proprietary Product Development—In July and August 2000, we entered into two joint development and commercialization agreements. The first is with Immunex Corporation for ABX-EGF, a fully human antibody created by us. Under the agreement, Immunex paid us an initial license fee at signing and a second license fee in May 2001. We and Immunex will share equally in all development costs and any profits from sales of collaboration products. We and Immunex also share responsibility for product development. We will be responsible for completing the ongoing Phase I trial and any additional Phase I trials that are initiated, and both companies share responsibility for the execution of Phase II trials across a variety of indications. Immunex will have primary responsibility for Phase III clinical trials and will market any potential products, while we will retain co-promotion rights. The second agreement is with SangStat Medical Corporation for ABX-CBL, an antibody we developed. Under that agreement, SangStat paid us an initial license fee in 2000 and a second milestone payment in June 2001, and has agreed to make a final milestone payment in 2002. We and SangStat will share equally in all development costs and any profits from sales of collaboration products. We and SangStat also share responsibility for product development, including the ongoing Phase II/III clinical trials. SangStat will market any potential product and we will be responsible for manufacturing ABX-CBL.

    We intend to build our product portfolio by using our XenoMouse and XenoMax technologies to generate antibodies to antigen targets that we source, self-funding clinical activities to determine preliminary safety and efficacy, and entering into more development and commercialization agreements with pharmaceutical and biotechnology companies. We plan to enter into agreements to use our XenoMax technology to assist our licensees and collaborators in isolating antibodies with desired function and characteristics. These arrangements may or may not involve joint sharing of costs and profits.

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  Technology Out-Licensing—We have licensed our XenoMouse technology to third parties for the purpose of generating antibody product candidates to one or more specific antigen targets provided by the customer. We have also licensed our SLAM technology to one party. In most cases, we provide our mice to the customers who then carry out immunizations with their specific antigen targets. In other cases, we immunize the mice with the customers' antigen targets for additional compensation. The customer generally has an option for a period of time to acquire a product license for any antibody identified using XenoMouse technology that the customer wishes to develop and commercialize. The financial terms of these agreements may include license fees, option fees and milestone payments paid to us by the customers. Based on our agreements, these payments and fees would average from approximately $7.0 million to $10.0 million per antigen target if our customer takes the antibody into development and ultimately to commercialization. Additionally, our license agreements entitle us to receive royalties on any future product sales by the customer. We may also agree to purchase the common stock of some of our customers, or they may agree to purchase our common stock, in connection with these licensing arrangements.
  •
  Technology In-Licensing—We also license technology from third parties that we use in conjunction with our proprietary technology to develop, manufacture and commercialize therapeutic antibody candidates. The third party may also agree to produce antibody therapeutic candidates for us using its own technology. For example, Gliatech, Inc. has granted us a license to develop and commercialize fully human antibody therapeutic candidates against the complement protein properdin. These agreements often also obligate us to pay license fees, and milestone payments and royalty fees to the counterparty upon the occurrence of specified conditions, including upon our sale of products derived from use of the licensed technology. We may also agree to purchase common stock of the third party for strategic reasons in connection with these arrangements. For example, we purchased shares of common stock of ImmunoGen in connection with our agreement with that party.

Summary of Payment Terms of Contractual Arrangements

        We derive our contract revenues from our target sourcing contracts, our proprietary product development agreements and our technology out-licensing contracts. Generally, contract revenues consist of license, option, milestone and royalty payments. To date, we have received license, option and milestone payments from various parties but have yet to receive any royalty payments.

  License, Option and Milestone Payments

        Pursuant to our target sourcing contracts and our technology out-licensing contracts, we have received license, option and milestone payments that represented between approximately 0.1% and 15% of our recognized contract revenues for 2001 (not including payments we recognized from CellTech Ltd.). We expect that single license, option or milestone payments that we may receive in future years under these contracts would represent a somewhat larger percentage of our expected 2002 contract revenues (not including payments recognized from CellTech).

        Under our proprietary co-development agreement with Immunex, we recognized payments of $10.5 million in 2001, which represented approximately 31% of our contract revenues for that year. We expect that the payments we may receive from Immunex for 2002 will represent a smaller percentage of our 2002 contract revenues. Under our proprietary co-development agreement with SangStat, we recognized payments of $4.6 million in 2001, which represented approximately 14% of our contract revenues for that year. We expect that the estimated payments we may receive from SangStat for 2002 will represent a smaller percentage of our 2002 contract revenues.

        We expect to receive future license, option and milestone payments from our customers and collaborators; however, the amount and timing of these payments, if any, is uncertain because they depend to a large extent on the success of the research and development efforts of these parties.

  Royalty Payments

        While most of our target sourcing, proprietary product development and technology out-licensing contracts entitle us, under certain circumstances, to royalty payments, we have not received any royalty payments to date and do not anticipate receiving any such payments for a least a few years. We will not be entitled to royalty payments unless our customers or collaborators are successful in developing and commercializing products derived from our technology. The likelihood that we or our collaborators will be successful is dependent on the outcome of research and development efforts and regulatory decisions with respect to our product candidates, and is therefore uncertain and speculative.

Summary of Expense Terms of Contractual Arrangements

        We have incurred expenses, including license, option or milestone payments, under our in-license agreements and we may incur future expenses of this sort under our target sourcing contracts. We may also incur future expenses in the form of royalty fees under one or more of these agreements.

  License, Option and Milestone Payments

        Under our in-licensing agreements and target sourcing contracts, we have made individual license, option or milestone payments that represented between approximately 0.3% and 8% of our research and development expenses for 2001. We expect that single license, option or milestone payments that we may be obligated to pay in future years under these contracts would represent a somewhat smaller percentage of our expected research and development expenses for 2002.

  Royalty Payments

        While most of our technology in-licensing and proprietary product development contracts include provisions for the payment of royalties by us under certain circumstances, we have not made any royalty payments to date and believe we are at least a few years away from selling any products that would require us to make any royalty payments. Whether we will ever be obligated to make royalty payments to third parties is subject to the future success of our research and development efforts, as well as the favorable decisions of regulators and, accordingly, is inherently uncertain.

Circumstances that Trigger Milestone Payments under Contractual Arrangements

  Target Sourcing Contracts

        Under our target sourcing contracts, milestone payments with respect to therapeutic products may become payable, to us or by us, in the following circumstances:

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  Filing of first IND for a new product;
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  Commencement of Phase I, Phase II or Phase III clinical trials;
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  Submission of first biologics license application (BLA) for a new product; and
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  Receipt of marketing approval for a new product.

        Under these contracts, milestone payments with respect to diagnostic products may become payable, to us or by us, in the following circumstances:

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  Submission of first pre-marketing approval for a new product; and
  •
  Receipt of first marketing approval for a product.

  Proprietary Product Development Agreements

        Our proprietary co-development agreement with Immunex provides for no milestone payments by either party. Under our proprietary co-development agreement with SangStat, SangStat is obligated to make milestone payments to us upon the completion of certain clinical trials.

  Technology Out-Licensing Agreements

        Under our technology out-licensing agreements, milestone payments may become payable to us in the following circumstances:

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  Submission of an IND for a new product;
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  Enrollment of first patient in Phase II or Phase III clinical trials;
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  Submission of first BLA or new drug application (NDA) for a new product; and
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  Receipt of first required approval to sell products in a particular country or region.

  Technology In-Licensing

        Under our technology in-licensing agreements, milestone payments may become payable by us in the following circumstances:

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  Submission of an IND for a new product
  •
  Enrollment of first patient in Phase II or Phase III clinical trials
  •
  Receipt of first required approval to sell products in a particular country or region

Termination Provisions of Contractual Arrangements

  General

        Our agreements generally do not have definite termination dates; rather, these agreements typically terminate upon the expiration of the underlying royalty obligations. Whether these royalty obligations will be triggered and, if so, when, is dependent on the successful development and commercialization of products from the subject technology.

  Target Sourcing Contracts

        Our target sourcing contracts generally terminate upon the expiration of all royalty obligations, if any, due under the relevant contract.

  Co-Development Arrangements

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  Immunex Agreement—Each party under the Immunex agreement has the option, exercisable at various stages of the development of each antibody covered by the co-development arrangement, to continue or discontinue its participation in the development of the antibody. If one party chooses to terminate its participation in the development of an antibody, the other party would be able to continue developing the antibody at its own expense and would owe the terminating party royalty payments based on the sales of the underlying product.
  •
  SangStat Agreement—The SangStat agreement terminates upon the later of (1) ten years and (2) the date on which no product is being developed or sold thereunder. In addition, either party may terminate the agreement, on a product-by-product basis, upon six months' notice prior to the first regulatory approval and upon twelve months' notice thereafter. If a party voluntarily terminates this agreement, it is obligated to grant licenses to allow the other party to continue promotion of the covered products and to pay its share of development expenses that have already been incurred or that are anticipated, in exchange for royalty payments from the other party.

  Out-Licensing Agreements

        Under our out-licensing agreements, the licensees typically can terminate these agreements at any time and we generally can terminate upon a breach by the licensee. Absent early termination, our out-licensing agreements typically continue in effect until the expiration of the licensee's payment obligations.

  In-Licensing Agreements

        In some cases, we can terminate in-licensing agreements after a certain period of time. Other in-licensing agreements do not provide for our early termination (except in the case of the other party's breach), but provide that the agreement terminates upon the expiration of all our royalty payment obligations.

Joint Venture with Japan Tobacco

Xenotech prior to our acquisition

        In 1989, Cell Genesys started our business and operations as a subsidiary. In June 1991, Cell Genesys entered into several agreements with Japan Tobacco, Inc. for the purpose of forming Xenotech. In connection with the formation of Xenotech, both Cell Genesys and Japan Tobacco contributed cash, and Cell Genesys contributed the exclusive right to certain of its technology for the research and development of genetically modified strains of mice that can produce fully human antibodies. Cell Genesys assigned its rights in Xenotech to us in connection with our formation as an independent company. We provided research and development through 1998 on behalf of Xenotech in exchange for cash payments. As of December 31, 1998, we had made capital contributions to Xenotech of approximately $18.6 million and had received approximately $42.9 million in funding for research related to the development of XenoMouse technology. On December 31, 1999, we became the sole owner of Xenotech by acquiring Japan Tobacco's interest in Xenotech.

XenoMouse Technology

        On December 20, 1999, we executed several agreements with Japan Tobacco that became effective December 31, 1999 under which we acquired Japan Tobacco's interest in the Xenotech joint venture. Under the agreements, we paid $47.0 million in cash to Japan Tobacco for its 50% interest in the Xenotech joint venture under which the XenoMouse technology was developed; and we also made a non-recurring payment of $10.0 million to Japan Tobacco to terminate its then applicable rights to the current XenoMouse technology. Additionally, Japan Tobacco paid $4.0 million to us for a license to use certain existing XenoMouse technology and to use future XenoMouse technology that we develop. Japan Tobacco will also make royalty payments on any future sales of antibody products generated using XenoMouse. Lastly, under the December 1999 agreements, we granted to Japan Tobacco a license for certain new technology related to the generation of mouse models of certain human diseases. In return for this license, Japan Tobacco paid us $6.0 million, which was recorded in contract revenue.

Gene Therapy Rights Agreement with Cell Genesys

        In connection with the formation of Abgenix by Cell Genesys, Abgenix entered into the Gene Therapy Rights Agreement, or GTRA, which provides Cell Genesys with certain rights to commercialize products based on antibodies generated with XenoMouse technology in the field of gene therapy. Under the GTRA, Cell Genesys has certain rights to direct us to make antibodies to two antigens per year. In addition, Cell Genesys has an option to enter into a license to commercialize antibodies binding to such antigens in the field of gene therapy. The GTRA obligates Cell Genesys to make certain payments to us for these rights, including reimbursement of license fees and royalties on future product sales. The GTRA also prohibits us from granting any third-party licenses for antibody products based on antigens nominated by us for our own purposes where the primary field of use is gene therapy. In the case of third-party licenses granted by us where gene therapy is a secondary field, the GTRA obligates us to share with Cell Genesys a portion of the cash milestone payments and royalties resulting from any products in the field of gene therapy.

Intellectual Property

        We rely on patents and trade secrets to protect our intellectual property rights. We own six issued patents in the United States, one granted patent in Europe, three granted patents in Japan and several granted patents in other foreign countries. In addition we have 39 pending patent applications in the United States and 156 pending patent applications abroad relating to XenoMouse technology. Our wholly-owned subsidiary, Xenotech, owns two issued U.S. patents, one Australian patent and several granted patents in other foreign countries and has one pending U.S. and three pending foreign patent applications related to methods of treatment of bone disease in cancer patients, and has one U.S. patent relating to genetic manipulation. Our wholly owned subsidiary Abgenix Biopharma, owns one issued U.S. patent and has one pending patent in Canada and Europe relating to the SLAM technology. Our wholly owned subsidiary IntraImmune Therapies, Inc. has three pending applications in the United States and nine pending applications in other foreign countries related to intrabody technology, which may give antibodies access to intracellular targets. In addition, we have nine issued U.S. patents, several granted patents in other foreign countries, four pending patent applications in the United States and 15 pending patent applications abroad that we jointly own with Japan Tobacco relating to antibody technology or genetic manipulation. While we rely on U.S. and foreign patent laws to protect our proprietary technology, any patents, if issued, may provide us with little protection, especially in foreign countries.

        We also attempt to protect our technologies through trade secrets and proprietary know-how. However, the agreements we enter into for these purposes may not be enforced or our counterparties may breach them. In addition, these agreements may not prevent third parties from discovering our trade secrets or know-how or independently developing the same or similar technologies.

        Scientists have conducted research for many years in the antibody and transgenic animal fields. This has resulted in a substantial number of issued patents and an even larger number of pending patent applications. Patent applications in the United States are, in most cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may unintentionally infringe the patents or violate other proprietary rights of third parties. Such infringement or violation, may prevent us and our contract parties from pursuing product development or commercialization. Such a result would materially harm our business, financial condition and results of operations.

        We have one granted European patent relating to XenoMouse technology that is currently undergoing opposition proceedings within the European Patent Office and the outcome of this opposition is uncertain.

        Glaxo has a family of patents relating to certain methods for generating monoclonal antibodies that Glaxo is asserting against Genentech, Inc. in litigation that was commenced in 1999. On May 4, 2001, Genentech announced that a jury had determined that Genentech had not infringed Glaxo's patents and that all of the patent claims asserted against Genentech are invalid. We understand that Glaxo has filed a notice of appeal with the Court of Appeals for the Federal Circuit. If any of the claims of these patents are finally determined in the litigation to be valid, and if we were to use manufacturing processes covered by the patents to make our products, we may then need to obtain a license should one be available. Our failure to obtain a license at all or on commercially reasonable terms could impede commercialization of one or more of our products in any territories in which these claims were in force.

        Genentech, Johnson & Johnson, Glaxo and Transkaryotic Therapies each owns or controls a U.S. patent that relates to recombinant cell lines or methods of generating recombinant cell lines for the production of antibodies. If we were to use a production system covered by any of these patents, we may then need to obtain a license should one be available. Our failure to obtain a license at all or on commercially reasonable terms could impede commercialization of one or more of our products in any territories in which these patent claims were in force.

        Genentech, owns a U.S. patent that issued in June 1998 relating to inhibiting the growth of tumor cells that involves an anti-EGF receptor antibody in combination with a cytotoxic factor. ImClone Systems, Inc. owns or is licensed under a U.S. patent that issued in April 2001, relating to inhibiting the growth of tumor cells that involves an anti-EGF receptor antibody in combination with an anti-neoplastic agent. However, we do not believe that either the Genentech or Imclone patent would be successfully asserted against any planned commercial sales of ABX-EGF. We believe that currently all of the Company's activities relating to anti-EGFr receptor monoclonal antibodies are within the exemption provided by the U.S. patent laws for uses reasonably related to obtaining FDA approval of a drug. We do not expect the scope of our product development plans to change in the future prior to filing an application for a biologic license with the FDA. If a court determines that the claims of either the Genentech patent or the ImClone patent cover our activities with ABX-EGF and are valid, such a decision may require us to obtain a license to Genentech's or ImClone's patent, as the case may be, to label and sell ABX-EGF for certain combination therapies. Our failure to obtain a license at all or on commercially reasonable terms could impede our commercialization of ABX-EGF in the United States.

        In 2000, the Japanese Patent Office granted a patent to Kirin Beer Kabushiki Kaisha, one of our competitors, relating to non-human transgenic mammals. Kirin has filed corresponding patent applications in Europe and Australia. Kirin may also have filed a corresponding patent application in the United States. Our licensee, Japan Tobacco, has filed opposition proceedings against the Kirin patent. We cannot predict the outcome of those opposition proceedings, which may take years to be resolved. In any event, based on our analysis of the Kirin patent, we believe that the patent will not adversely affect our business.

        Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and biopharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

  •
  enforce patents that we own or license;

  •
  protect trade secrets or know-how that we own or license; or

  •
  determine the enforceability, scope and validity of the proprietary rights of others.

        If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding or our failure to obtain necessary licenses could restrict or prevent us from manufacturing and selling our products, if any. Costs associated with such arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes will materially harm our business, financial condition and results of operations.

Patent Cross-License and Settlement Agreement with GenPharm

        In 1994, Cell Genesys and GenPharm and, beginning in 1996, Abgenix became involved in litigation primarily related to intellectual property rights associated with a method for inactivating a mouse's antibody genes and technology pertaining to transgenic mice capable of producing fully human antibodies. Rather than endure the cost and business interruption of protracted litigation, in March 1997, Cell Genesys, along with us, Xenotech and Japan Tobacco, signed a comprehensive patent cross-license and settlement agreement with GenPharm that resolved all related litigation and claims between the parties. Under the cross-license and settlement agreement, we have licensed on a non-exclusive basis certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice that produce fully human antibodies. We use our XenoMouse technology to generate fully human antibody products and have not licensed the use of, and do not use, any transgenic rodents developed or used by GenPharm. All of our financial obligations in connection with the cross-license were recognized in 1997.

Government Regulation

        Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If we market our products abroad, they also are subject to extensive regulation by foreign governments. Non-compliance with applicable requirements can result in fines, warning letters, recall or seizure of products, clinical study holds, total or partial suspension of production, refusal of the government to grant approvals, withdrawal of approval, and civil and criminal penalties.

        We believe our antibody therapeutic products will be classified by the FDA as "biologic products" as opposed to "drug products." The steps ordinarily required before a biological product may be marketed in the United States include:

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  preclinical testing;

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  the submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may commence;

  •
  adequate and well-controlled clinical trials to establish the safety and efficacy of the biologic;

  •
  the submission to the FDA of a Biologics License Application; and

  •
  FDA approval of the application, including approval of all product labeling.

        Preclinical testing includes laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Laboratories that comply with FDA regulations regarding good laboratory practices must conduct preclinical safety tests. We submit the results of the preclinical tests, together with manufacturing information, analytical data and clinical study plans, to the FDA as part of the IND and the FDA reviews those results before the commencement of clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. If we submit an IND, our submission may not result in FDA authorization to commence clinical trials. Also, the lack of an objection by the FDA does not mean it will ultimately approve an application for marketing approval. Furthermore, we may encounter problems in clinical trials that cause us or the FDA to delay, suspend or terminate our trials.

        Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. We must conduct clinical trials in accordance with Good Clinical Practice under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board and with patient informed consent. The Institutional Review Board will consider, among other things, ethical factors, the safety of human subjects and the possibility of liability of the institution conducting the trial.

        We conduct clinical trials in three sequential phases that may overlap. Phase I clinical trials may be performed in healthy human subjects or, depending on the disease, in patients. The goal of a Phase I clinical trial is to establish initial data about safety and tolerance of the biologic agent in humans. In Phase II clinical trials, we seek evidence about the desired therapeutic efficacy of a biologic agent in limited studies of patients with the target disease. We make efforts to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. We also gather additional safety data from these studies. The Phase III clinical trial program consists of expanded, large-scale, multi-center studies of persons who are susceptible to or have developed the disease. The goal of these studies is to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen.

        Historically, the results from preclinical testing and early clinical trials have often not predicted results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, we may encounter delays or rejections by regulatory authorities as a result of many factors, including changes in regulatory policy during the period of product development.

        Only four of our product candidates, ABX-CBL, ABX-IL8, ABX-EGF and ABX-MA1, are in clinical trials. Patient follow-up for these clinical trials has been limited. To date, we have not obtained enough data from these clinical trials to demonstrate safety and efficacy under applicable FDA guidelines. As a result, such data will not support an application for regulatory approval without further clinical trials. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. Regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

        We have ongoing research projects that may produce product candidates, and we have not submitted INDs or begun clinical trials for these projects. We may not successfully complete our pre-clinical or clinical development efforts. We may not file further INDs and we may not commence clinical trials as planned.

        Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Many factors may delay our commencement and rate of completion of clinical trials including:

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  the number of patients that ultimately participate in the trial;

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  the duration of patient follow-up that seems appropriate in view of the results;

  •
  the number of clinical sites included in the trials; and

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  the length of time required to enroll suitable patient subjects.

        We have limited experience in conducting and managing clinical trials. We rely in part on third parties, including our contract parties, to assist us in managing and monitoring clinical trials. Our reliance on third parties may result in delays in completing, or failing to complete, clinical trials if they fail to perform under our agreements with them.

        Our product candidates may fail to demonstrate safety and efficacy in clinical trials. For example, in January 2002 and May 2002, respectively, we announced that clinical trials of our proprietary product candidate ABX-IL8 as treatment for rheumatoid arthritis and psoriasis did not support further clinical studies of that product candidate. These and other potential failures may delay development of other product candidates, and hinder our ability to conduct related preclinical testing and clinical trials. As a result of such failures, we may also be unable to obtain additional financing. The failure of clinical trials can also result in research and development charges, such as those we will incur in the second quarter of 2002 in connection with our decision to wind down our clinical trials for ABX-IL8. Any delays in, or termination of, our clinical trials would materially harm our business, financial condition and results of operations.

        We and our third-party manufacturers also are required to comply with the applicable FDA current good manufacturing practice. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA and the FDA must approve the facilities before they can be used in commercial manufacturing of our products. We or our third-party manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. If we or our third-party manufacturers fail to comply, our business, financial condition and results of operations will be materially harmed.

        For clinical investigation and marketing outside the United States, we may be subject to the regulatory requirements of other countries, which vary from country to country. The regulatory approval process in other countries includes requirements similar to those associated with FDA approval set forth above.

Competition

        The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody therapeutic product candidates or have successfully commercialized antibody therapeutic products. Many of these companies are addressing the same diseases and disease indications as we or our customers are. Also, we compete with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development and introduce new or modified technologies from time to time. These companies include GenPharm International; Kirin Brewing Co.; Genmab; Cambridge Antibody Technology Group; Protein Design Labs; MorphoSys; Xenerex Biosciences; and XLT Biopharmaceuticals Ltd.

        Some of our competitors have received regulatory approval of or are developing or testing product candidates that may compete directly with our product candidates. For example, SangStat, Novartis, Pharmacia and Roche market organ transplant rejection products that may compete with ABX-CBL, which is in clinical trials. In addition, MedImmune has a potential antibody product candidate in clinical trials for graft versus host disease that may compete with ABX-CBL. We are also aware that ImClone Systems, AstraZeneca, Glaxo and a collaboration of OSI Pharmaceuticals, Genentech, and Roche have potential antibody and small molecule product candidates in clinical development that may compete with ABX-EGF, which is also in clinical trials. Furthermore, we are aware that AstraZeneca has received licensing approval in Japan for its experimental cancer drug Iressa, which may compete with ABX-EGF.

        Many of these companies and institutions, either alone or together with their customers, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their customers, have significantly greater experience than we do in:

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  developing products;

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  undertaking pre-clinical testing and human clinical trials;

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  obtaining FDA and other regulatory approvals of products; and

  •
  manufacturing and marketing products.

        Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

  •
  other drug development technologies and methods of preventing or reducing the incidence of disease;

  •
  new small molecules; or

  •
  other classes of therapeutic agents.

        Developments by competitors may render our product candidates or technologies obsolete or non-competitive. We face and will continue to face intense competition from other companies for agreements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours.

Pharmaceutical Pricing and Reimbursement

        In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. These studies may require us to incur significant costs. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals. The failure of the government and third party payors to provide adequate coverage and reimbursement rates for our product candidates would adversely affect the market acceptance of our products. The failure of our products to receive market acceptance would materially harm our business, financial condition and results of operations.

Manufacturing

        We are building our own manufacturing facility for the manufacture of products for clinical trials and to support the potential early commercial launch of a limited number of product candidates, in each case, in compliance with FDA good manufacturing practices. In May 2000, we signed a long-term lease for a building to contain this manufacturing facility. Construction has started and we expect this facility to be operational by year-end 2002. The costs of the facility, including design fees, permits, validation, leasehold improvements and equipment, will approximate $140 million. Construction of this facility may take longer than expected, and the planned and actual construction costs of building and qualifying the facility for regulatory compliance may be higher than expected. The process of manufacturing antibody products is complex. We have no experience in the clinical or commercial scale manufacturing of our existing product candidates, or any other antibody therapeutic products. We will also need to manufacture such antibody therapeutic products in a facility and by a process that comply with FDA, European and other regulations. It may take a substantial period of time to begin producing antibodies in compliance with such regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. Our inability to establish and maintain a manufacturing facility within our planned time and cost parameters could materially harm the development and sales of our products and our financial performance.

        To date we have relied on a single contract manufacturer, Lonza, to produce ABX-CBL, ABX-IL8 and ABX-EGF under good manufacturing practice regulations, for use in our clinical trials. We may also rely on other contract manufacturers from time to time to produce our product candidates for use in our clinical trials. For example, Fred Hutchinson Cancer Research Center produces ABX-MA1 for use in our clinical trials. While our Fremont manufacturing facility is expected to be operational by year-end 2002, thus creating additional capacity, which we will control, we cannot assure you that this facility will open when expected. In November 2000, we entered into a manufacturing supply agreement with Lonza, under which Lonza will make available exclusively to us, for a period of five years, a cell culture production suite, with associated purification capacity, within Lonza's facility. The agreement includes an option to extend the initial five-year term. The dedicated cell culture production suite is operational and became available to us in the third quarter of 2001. Although we have gained access through this agreement to production capacity and scheduling flexibility similar to owning the production capability, Lonza retains responsibility for, and control over, staffing and operating the facility. In July 2001, we entered into an agreement granting us an option to negotiate an additional manufacturing supply agreement that would have provided us with additional capacity. In July 2002, after evaluation of our revised capacity needs, we notified Lonza that we have decided not to continue these negotiations.

        Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA and other applicable regulations, production costs and development of advanced manufacturing techniques and process controls. Our third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. The failure of our third-party manufacturers to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and our failure to find replacement manufacturers or develop our own manufacturing capabilities, would materially harm our business, financial condition and results of operations.

Employees

        As of December 31, 2001, we employed 324 persons, all of whom we employed on a full-time basis. Approximately 267 employees were engaged in research and development, and 57 supported administration, finance, management information systems and human resources.

        Our success will depend in large part upon our ability to attract and retain employees. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. We believe that we maintain good relations with our employees.

Facilities

        As of December 31, 2001, we were leasing approximately 429,000 square feet of office, laboratory and pilot scale manufacturing facilities in Fremont, California and British Columbia, Canada. Our leases expire in the years 2002 through 2015 and each includes an option to extend, other than the leases for our facilities in Canada. We believe that our current facilities are adequate for our needs for the foreseeable future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms.

Legal Proceedings

        We are not a party to any material legal proceedings.

Recent Developments—Second Quarter Results

        On July 23, 2002, we announced the following results for the three months and six months ended June 30, 2002:

	Three Months Ended June 30,
			Six Months Ended June 30,
CONSOLIDATED STATEMENT OF OPERATIONS DATA
	2002	2001	2002	2001
(in thousands except per share data)	(unaudited)		(unaudited)
Revenues:
Contract revenues	$2,501	$8,354	$13,499	$12,530
Interest and other income	5,121	7,664	10,392	17,971

Total revenues	7,622	16,018	23,891	30,501
Costs and Expenses:
Research and development	38,940	24,717	67,919	40,739
General and administrative	7,220	4,042	13,927	7,844
Amortization of intangible assets	1,815	2,046	3,622	4,093
Impairment of investments	37,498	—	72,151	—
Interest expense	1,858	—	2,432	255

Total costs and expenses	87,331	30,805	160,051	52,931

Net loss	$(79,709)	$(14,787)	$(136,160)	$(22,430)

Basic and diluted net loss per share	$(0.92)	$(0.17)	$(1.57)	$(0.26)

Shares used in computing basic and diluted net loss per share	86,848	85,947	86,804	85,805

CONSOLIDATED BALANCE SHEET DATA	June 30, 2002	December 31, 2001
(in thousands)	(unaudited)	*
Cash, cash equivalents and marketable securities	$546,479	$493,733
Other current assets	21,867	21,905

Total current assets	568,346	515,638
Property and equipment, net	168,319	86,467
Long-term investments	22,888	79,119
Intangible assets, net	130,757	134,306
Deposits & other assets	29,267	22,346

Total assets	$919,577	$837,876

Deferred revenue	$3,499	$11,751
Other current liabilities	39,272	30,919
Acquisition liabilities	2,003	2,158

Total current liabilities	44,774	44,828
Convertible subordinated notes	200,000	—
Deferred rent	3,305	2,078
Stockholders' equity	671,498	790,970

Total liabilities and stockholders' equity	$919,577	$837,876

*
Derived from the December 31, 2001 audited financial statements.

Note: Certain amounts have been reclassified to conform to the current year presentation.

        We reported net loss of $79.7 million, or $0.92 per share, for the quarter ended June 30, 2002, compared to a net loss of $14.8 million, or $0.17 per share, for the quarter ended June 30, 2001. These figures for 2002 include a non-cash impairment charge of $37.5 million related to unrealized losses on investments in common stock of Curagen, Immunogen and MDS Proteomics made in connection with collaborations with those companies. On a pro forma basis, excluding this impairment charge, we reported a pro forma net loss of $42.2 million, or $0.49 per share, for the quarter ended June 30, 2002.

        Contract revenues for the second quarter were $2.5 million compared to $8.4 million for the same quarter in 2001. Including interest income, total revenues for the second quarter were $7.6 million compared to $16.0 million for the same period in 2001. Contract revenues include license fees and milestone payments from corporate collaborators that are dependent on the timing of certain events and vary from quarter to quarter.

        Costs and expenses in the second quarter of 2002 were higher compared to costs and expenses in the second quarter of 2001 driven primarily by an increase in research and development expenditures as the company continues to develop its pre-clinical and clinical portfolio of product candidates. Also included in research and development expenses is a $6.7 million charge for unused clinical supplies resulting from the previously announced winding down of clinical trials for ABX-IL8. Headcount increased to 434 at the end of the second quarter in 2002 from 243 as of June 30, 2001.

        We ended the second quarter with approximately $546.5 million in cash, cash equivalents and marketable securities. The reductions in the balance of cash and investments in the second quarter, in addition to planned operating expenses, includes capital spending of $51.5 million related to the build-out of our new manufacturing facility. This plant is expected to be operational by year-end in time to meet our clinical supply needs for ABX-EGF trials expected to start in 2003.

DESCRIPTION OF CAPITAL STOCK

General

        Our amended and restated certificate of incorporation, as amended, authorizes the issuance of up to 220,000,000 shares of common stock, $0.0001 par value per share and authorizes the issuance of 5,000,000 shares of preferred stock, $0.0001 par value per share, the rights and preferences of which may be established from time to time by our board of directors. As of April 30, 2002, 87,061,634 shares of common stock were issued and outstanding and held by 224 stockholders of record and no shares of preferred stock were issued and outstanding.

Common Stock

        Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

        Our board of directors is authorized, without any further action by the stockholders, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors shall determine. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

        As of June 30, 2002, there was one series of preferred stock, Series A Participating Preferred Stock. The Series A Participating Preferred Stock has a par value of $0.0001 per share, and the number of shares constituting such series is 50,000, of which none is issued and outstanding. The Series A Participating Preferred Stock entitles its holders to quarterly dividends payable in cash in an amount per share equal to 1,000 times the aggregate per share amount of all dividends declared on our common stock. Each share of Series A Participating Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders. In the event of our liquidation, dissolution or winding up, the holders of shares of Series A Participating Preferred Stock are entitled to receive an aggregate amount per share equal to 1000 times the aggregate amount to be distributed per share to holders of our common stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock. The shares of Series A Participating Preferred Stock are not redeemable. The Series A Participating Preferred Stock ranks junior to all other series of our Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such other series provide otherwise.

Other Obligations to Issue Capital Stock

        We are obligated to issue up to 100,000 shares of our common stock upon the occurrence of certain milestones pursuant to the terms of a license agreement.

Registration Rights of Certain Holders of Our Securities

        The holders of certain shares of our common stock, the registrable securities, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement, the amended and restated stockholder rights agreement, between us and the holders of the registrable securities. The holders of at least 50% of the registrable securities may require, subject to certain limitations in the amended and restated stockholder rights agreement, on two occasions, that we use our best efforts to register the registrable securities for public resale. If we register any of our common stock either for our own account or for the account of other security holders with certain exceptions, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration statement is subject to the right of the underwriters to limit the number of shares included in the offering, subject to certain limitations. The holders of registrable securities may also require us, on no more than two occasions during any 12-month period, to register all or a portion of their registrable securities on Form S-3, provided, among other limitations, that the proposed aggregate selling price, net of underwriting discounts and commissions, is at least $500,000. We will bear all registration expenses (subject to certain limitations) and the holders of the securities being registered will bear all related selling expenses. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, the market price for our common stock could be adversely affected. If we were to initiate a registration and include registrable securities pursuant to the exercise of piggyback registration rights, the sale of such registrable securities may have an adverse effect on our ability to raise capital.

        In November 2000, we consummated a private placement of our common stock, selling 3,300,000 shares of our common stock to certain institutional investors. The filing of the registration statement of which this prospectus forms a part relates to our undertaking to register the shares sold in the November 2000 private placement. We have also undertaken to use our best efforts to keep that registration statement, or a replacement, continuously effective under the Securities Act until the earliest of (1) two years after the closing of the private placement; (2) the date on which a selling shareholder may sell all shares that were bought in the private placement then held by such selling shareholder without restriction by the volume limitations of Rule 144(e) under the Securities Act or (3) such time as all shares purchased by such selling shareholder in the private placement have been sold pursuant to a registration statement.

        We agreed, pursuant to the registration rights agreement between us and the initial purchasers of our convertible subordinated notes, dated as of March 4, 2002, to file a shelf registration statement under the Securities Act of 1933 within 90 days after the closing date to register resales of the notes and the shares of common stock into which the notes are convertible. We filed this shelf registration statement in May 2002. We are obligated to use our commercially reasonable efforts to have this shelf registration statement declared effective as soon as practicable after it is filed and, in any event, within 180 days after the issuance of the notes, and to keep it effective until the earliest of (1) the date when all notes and common stock into which the notes are convertible shall have been sold pursuant to the shelf registration statement, (2) the date on which all notes and common stock into which the notes are convertible are no longer restricted securities (as defined in Rule 144(k) under the Securities Act of 1933) and (3) the date that is two years from the date of the registration rights agreement.

        Pursuant to a registration rights agreement entered into as part of our acquisition of Hesed Biomed, Inc. in November 2001, we granted piggyback registration rights to the holders of approximately 500,000 shares of our common stock (including shares underlying warrants exercisable into our common stock) issued to the former shareholders of Hesed Biomed. Our obligations under this registration rights agreement will terminate in November 2002.

Stockholder Rights Plan and Certain Charter and Bylaw Provisions and Delaware Law

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended in November 1999 and May 2002. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Preferred share purchase rights will also accompany all future common stock issuances during the life of the plan, including the shares issued in this offering. The purchase rights will trade together with the common shares until they become exercisable. Each right entitles stockholders to buy a fraction of a share of our Series A participating preferred stock with economic terms similar to that of one share of our common stock at an exercise price of $175.00 (subject to adjustment in specified circumstances). Each right will become exercisable following the tenth day after a person or group announces an acquisition of 15% or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock.

        Following the exercisability of the rights, if an acquiring person obtains 15% or more of our common stock, each right (other than any rights held by such acquiring person or its affiliates) will entitle the holder of the right to purchase, for the exercise price, a number of shares of our common stock having a then current market value of twice the exercise price. In addition, if after the rights become exercisable an acquiring person obtains 15% or more of our common stock, (1) we merge into another entity, (2) another entity merges into us or (3) we sell more than 50 percent of our assets or earning power (as determined by our board of directors in good faith), then each right (other than any rights held by such acquiring person or its affiliates) shall entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction with us having a value of twice the exercise price. At any time after an acquiring person obtains 15% or more of our common stock and prior to the acquisition by such person of 50% of the outstanding common stock, our board of directors may elect to exchange the rights (other than any rights held by such acquiring person), in whole or in part, for shares of our common stock at an exchange ratio of one share per right. We will be entitled to redeem the rights at $0.01 per right at any time before the time the rights become exercisable. The exercise price, the number of rights and the number of shares issuable upon exercise of rights are subject to certain anti-dilution adjustments as described in the rights agreement. Unless earlier exercised, exchanged or redeemed, the rights shall expire on June 2, 2009.

        The stockholder rights plan and some provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;

  •
  eliminate the right of stockholders to act by written consent without a meeting;

  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

  •
  eliminate cumulative voting in the election of directors.

        We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in our control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services L.L.C.

SHARES ELIGIBLE FOR FUTURE SALE

        As of April 30, 2002, we had outstanding 87,061,634 shares of common stock, including the shares covered by this prospectus. On that date, we also had outstanding employee and director stock options to purchase 6,614,540 shares of common stock, warrants to purchase 18,729 shares of common stock and other obligations to issue up to 100,000 shares of common stock. We also had outstanding on that date $200,000,000 principal amount of convertible subordinated notes, initially convertible by the holders of notes into 7,251,632 shares of our common stock. All of our currently outstanding shares (other than the 475,930 shares issued in connection with our acquisition of Hesed Biomed) and, we expect that upon issuance, all of these other shares of common stock (other than the shares issuable upon conversion of notes and upon exercise of warrants), may be immediately resold by their holders, either pursuant to Rule 144 under the Securities Act or pursuant to registration statements we have filed under the Securities Act.

SELLING SHAREHOLDERS

        All 622,500 shares of our common stock covered by this prospectus are part of 4,050,000 shares of our common stock that were sold to certain selling shareholders (or their assignees) in a private placement completed on November 6, 2000 pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act. Of the 4,050,000 shares sold, 3,300,000 were newly issued and sold by us and 750,000 were sold by Cell Genesys.

        The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling shareholders as of the date of this prospectus and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling shareholders (or their transferees) from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the selling shareholders has had any position, office or other material relationship with us or any of our affiliates.

Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned After the Offering(1)	Percentage of Shares Beneficially Owned After the Offering(1)
T. Rowe Price Health Sciences Fund, Inc.	180,000	40,000	140,000	*
Alliance Select Investor Series Biotechnology	272,000	272,000	0	*
Oppenheimer Enterprise Fund	100,000	100,000	0	*
Cudd & Co.	251,500	110,900	140,600	*
JP Morgan Investment Management	1,727,186	99,600	1,627,586	1.87%

*
less than one percent.

(1)
Assumes that each selling shareholder will sell all shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by such shareholder. Percentages are based on 87,061,634 shares outstanding on April 30, 2002.

PLAN OF DISTRIBUTION

        The selling shareholders may sell the shares from time to time. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. They may make the sales on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling shareholders may effect these transactions by selling the shares to or through broker-dealers. The selling shareholders may sell their shares in one or more of, or a combination of:

  •
  a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by a broker-dealer for their account under this prospectus;

  •
  an exchange distribution in accordance with the rules of an exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  privately negotiated transactions.

        To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution.

        From time to time, a selling shareholder may transfer, pledge, donate or assign our shares of common stock to lenders or others and each of such persons will be deemed to be a "selling shareholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling shareholder will decrease as and when it takes such actions. The plan of distribution for the selling shareholders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders hereunder.

        The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

        In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

        In addition, the selling shareholders may sell any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling shareholders comply with it.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including amendments thereto, relating to the common stock offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules. Anyone may inspect a copy of the registration statement without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and you may obtain copies of all or any part thereof from the Securities and Exchange Commission upon payment of certain fees. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with it. The address of the site is http://www.sec.gov.

INCORPORATION BY REFERENCE

        The following documents filed with the SEC are incorporated into this prospectus by reference:

  •
  our annual report on Form 10-K for the year ended December 31, 2001 (including the items incorporated by reference therein);

  •
  our quarterly report on Form 10-Q for the quarter ended March 31, 2002;

  •
  our current report on Form 8-K filed on February 27, 2002;

  •
  the description of our common stock in our registration statement on Form 8-A filed with the SEC on May 5, 1998; and

  •
  the description of our rights agreement, preferred stock and preferred stock purchase rights on Form 8-A/A filed on May 14, 2002.

        All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of common stock under this document shall also be deemed to be incorporated herein by reference.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
Attn: Investor Relations
(510) 284-6500

LEGAL MATTERS

        O'Melveny & Myers LLP, San Francisco, California has passed upon legal matters for us regarding the validity of the securities intended to be sold pursuant to this prospectus.

EXPERTS

        Our financial statements at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, payable by us in connection with the registration of the securities being registered by this prospectus. All amounts are estimates except the SEC registration fee.

SEC registration fee	$86,905
Printing and engraving expenses	150,000
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Transfer Agent and Registrar fees	10,000
Miscellaneous fees and expenses	103,095

Total	$500,000

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 16. Exhibits

Exhibit	Description
4.1(1)	Specimen Common Stock Certificate.
4.2(2)	Form of Stock Purchase Agreement between Abgenix, Inc. and the purchasers in the private placement in November 2000
4.3(3)	Amended and Restated Preferred Shares Rights Agreement, between Abgenix, Inc. and Mellon Investor Services LLC, as Rights Agent, dated May 8, 2002.
*5.1	Opinion of O'Melveny & Myers LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors.
*23.2	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
*24.1	Power of Attorney.

*
Previously filed.

(1)
Incorporated by reference to the same exhibit filed with the Company's Registration Statement on Form S-1 (File No. 333-49415).

(2)
Incorporated by reference to exhibit 10.61 filed with the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000.

(3)
Incorporated by reference to the same exhibit filed with Abgenix's Amendment No. 2 to its Registration Statement on Form 8-A (File No. 000-24207).

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)  That, for purposes of determining any liability under the Securities Act, each filing of Abgenix's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment number 4 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California on July 26, 2002.

ABGENIX, INC.
By:	/s/ RAYMOND M. WITHY
Name: Raymond M. Withy, Ph.D. Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated:

Signature	Title

/s/ RAYMOND M. WITHY Raymond M. Withy, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)	July 26, 2002
/s/ KURT W. LEUTZINGER Kurt W. Leutzinger	Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2002
/s/ R. SCOTT GREER* R. Scott Greer	Chairman of the Board	July 26, 2002
/s/ M. KATHLEEN BEHRENS, PH.D.* M. Kathleen Behrens, Ph.D.	Director	July 26, 2002
/s/ RAJU S. KUCHERLAPATI, PH.D.* Raju S. Kucherlapati, Ph.D.	Director	July 26, 2002
/s/ MARK B. LOGAN* Mark B. Logan	Director	July 26, 2002

*By:	/s/ KURT W. LEUTZINGER
Name: Kurt W. Leutzinger Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
4.1(1)	Specimen Common Stock Certificate.
4.2(2)	Form of Stock Purchase Agreement between Abgenix, Inc. and the purchasers in the private placement in November 2000
4.3(3)	Amended and Restated Preferred Shares Rights Agreement, between Abgenix, Inc. and Mellon Investor Services LLC, as Rights Agent, dated May 8, 2002.
*5.1	Opinion of O'Melveny & Myers LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors.
*23.2	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
*24.1	Power of Attorney.

*
Previously filed.

(1)
Incorporated by reference to the same exhibit filed with the Company's Registration Statement on Form S-1 (File No. 333-49415).

(2)
Incorporated by reference to exhibit 10.61 filed with the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000.

(3)
Incorporated by reference to the same exhibit filed with Abgenix's Amendment No. 2 to its Registration Statement on Form 8-A (File No. 000-24207).

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EXPLANATORY NOTE
TABLE OF CONTENTS
ABGENIX SUMMARY
RISK FACTORS
TRADEMARKS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX